UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CITY OFFICE REIT, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
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	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	4)	Date Filed:

666 Burrard Street, Suite 3210

Vancouver, BC V6C 2X8

March 18, 2020

Dear Fellow Stockholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of City Office REIT, Inc. (the “Company” or “CIO”). The Annual Meeting will be held at 9:00 a.m. Pacific Time on April 30, 2020 at the Company’s Corporate Office at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8. Details of the business to be presented at the Annual Meeting can be found in this Proxy Statement.

Our Company achieved significant progress in 2019 and we believe we are poised to continue to deliver attractive returns to our investors through a combination of dividends and capital appreciation. During the year, we added Seattle as a new market in our portfolio of 18-hour cities and grew our footprint in Portland and Denver. Our portfolio showed strong operating trends through improved occupancy and same store growth, and we remain engaged in value-enhancing initiatives across our portfolio. With our capitalization on strong equity and debt capital market conditions at the end of 2019, we believe we have positioned ourselves for success for the long term.

On behalf of the Board of Directors, we thank you for your ongoing support and investment in our Company.

Sincerely,

James Farrar
Chief Executive Officer and Director

666 Burrard Street, Suite 3210

Vancouver, BC V6C 2X8

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m. (Pacific Time) on April 30, 2020

PLACE	666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8

ITEMS OF BUSINESS

1)  The election of six directors nominated by the Board of Directors, each to serve until the 2021 Annual Meeting and until their successors are elected and qualify;

2)  To ratify the appointment of KPMG LLP as the independent registered public accounting firm for CIO for the fiscal year ending December 31, 2020;

3)  Advisory vote to approve executive compensation;

4)  Advisory vote to approve the frequency of future advisory votes on executive compensation; and

5)  To transact such other business as may properly be brought before the Annual Meeting and any adjournment, postponement or continuation thereof.

RECORD DATE	In order to vote, you must have been a stockholder of record at the close of business on February 27, 2020 (the “Record Date”). The stock transfer books will not be closed.

ADMISSION TO MEETING

Only CIO’s stockholders of record as of the close of business on the Record Date and beneficial owners who hold a legal proxy from the record owner, each as of the close of business on the Record Date, may attend the Annual Meeting. Proof of ownership of our common stock, par value $0.01 per share (our “common stock”), along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the meeting. For further information on admission, please refer to the question entitled “What do I need to do to attend the meeting in person?” on page 5 of the proxy statement which follows this notice.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while keeping the costs down and reducing the environmental impact of our Annual Meeting. On or about March 18, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2019, how to vote over the Internet or how to request and return a proxy card by mail. Stockholders may request to receive a paper copy of the proxy materials and will subsequently be mailed the Proxy Statement, our annual report to stockholders accompanying our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, or the 2019 Annual Report, and a proxy card.

Whether or not you plan to attend the Annual Meeting, your vote is important and we encourage you to vote promptly.

It is important that your shares are represented and voted at the Annual Meeting. You may authorize your proxy over the Internet or by telephone as described on the proxy card accompanying this notice and the attached proxy statement. Alternatively, you may authorize your proxy by signing and returning the proxy card in the enclosed envelope. You may revoke your proxy and vote in person at the Annual Meeting by (1) executing and submitting a later dated proxy card that is received prior to 5:00 p.m., Pacific Time, on April 29, 2020, (2) subsequently authorizing a proxy over the Internet or by telephone, (3) sending a written revocation of your proxy to the Company’s Secretary at its principal executive offices or (4) attending the Annual Meeting and voting in person.

PROXY VOTING	We cordially invite you to attend the meeting, but regardless of whether you plan to be present, please authorize your proxy in one of the following ways:

1)  VISIT THE WEBSITE noted on your proxy card or the Notice of Internet Availability of Proxy Materials to authorize your proxy via the Internet;

2)  If you receive a printed copy of the proxy materials by mail, USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this is a free call in the U.S.); or

3)  If you receive a printed copy of the proxy materials by mail, MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.

Any proxy may be revoked by you at any time prior to its exercise at the meeting.

By Order of the Board of Directors,

Anthony Maretic
Chief Financial Officer, Secretary and Treasurer

March 18, 2020

666 Burrard Street, Suite 3210

Vancouver, BC V6C 2X8

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2020:

The Notice of Annual Meeting of Stockholders, the proxy statement and the 2019 Annual Report are available on City Office REIT, Inc.’s website, www.cityofficereit.com, and at www.astproxyportal.com/ast/18940/. Information on or connected to these websites is not deemed to be a part of this proxy statement.

666 Burrard Street, Suite 3210

Vancouver, BC V6C 2X8

2020 ANNUAL MEETING OF STOCKHOLDERS

City Office REIT, Inc. is furnishing this Proxy Statement in connection with our solicitation of proxies to be voted at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”). We will hold the Annual Meeting at the Company’s Corporate Office at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8, on Thursday, April 30, 2019 at 9:00 a.m. Pacific Time, and any postponements, continuations or adjournments thereof. We are providing this Proxy Statement and the enclosed proxy card to our stockholders commencing on or about March 18, 2020.

Unless the context suggests otherwise, references in this Proxy Statement to “City Office,” “CIO,” “Company,” “we,” “us” and “our” are to City Office REIT, Inc., a Maryland corporation, together with our consolidated subsidiaries, including City Office REIT Operating Partnership, L.P., a Maryland limited partnership of which we are the sole general partner and through which we conduct substantially all of our business (our “Operating Partnership”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to consider and act upon the following matters:

•

The election of six directors nominated by our Board of Directors (our “Board of Directors”) and listed in this Proxy Statement to serve until the 2021 Annual Meeting and until their successors are elected and qualify;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020;

•	To approve, on an advisory basis, the compensation of the Named Executive Officers for 2019 as disclosed in this proxy statement;

•	To approve, on an advisory basis, the frequency of future advisory votes on executive compensation; and

•	Such other business as may properly come before the Annual Meeting or any adjournment, continuation or postponement thereof.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and our 2019 Annual Report over the Internet at http://www.astproxyportal.com/ast/18940/. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on February 27, 2020, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of, and vote at, the Annual Meeting.

If you hold your shares through a bank, broker or other nominee and intend to vote in person at the Annual Meeting, you will need to provide a legal proxy from your bank, broker or other holder of record.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

How many shares are outstanding?

At the close of business on February 27, 2020, the Record Date, 54,591,047 shares of our common stock were issued and outstanding.

What constitutes a quorum?

The presence in person or by proxy of the stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC (“AST”), our transfer agent and registrar, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

If you are a “street name” holder, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the Annual Meeting and vote your shares in person; however, in order to vote your shares in person, you must provide us with a legal proxy from your bank, broker or other stockholder of record.

How do I vote?

If you are a registered stockholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•

over the Internet at the web address noted in the Notice of Internet Availability of Proxy Materials or proxy card you received (if you have access to the Internet, we encourage you to vote in this manner);

•	by telephone using the number noted on the proxy card you received (if you received a proxy card);

•	by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid, preaddressed envelope enclosed therewith; or

•	by attending the Annual Meeting and voting in person.

Please carefully follow the directions in the Notice of Internet Availability of Proxy Materials or proxy card you received. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on April 29, 2020. Proxies submitted by mail must be received by the Company by 5:00 p.m. Pacific Time, on April 29, 2020.

Can I vote my shares in person at the meeting?

If you are a “stockholder of record,” you may vote your shares in person at the meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting.

What do I need to do to attend the meeting in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting in person. If you wish to attend the Annual Meeting and vote in person, you may contact our Investor Relations at (604) 806-3366. Only stockholders who owned our common stock as of the close of business on February 27, 2020 are entitled to attend the meeting.

•

If your shares are registered in your name and you owned our common stock as of the close of business on February 27, 2020, you only need to provide some form of government-issued photo identification for admission.

•

If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of our common stock on February 27, 2020.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

It means that you have multiple accounts with our transfer agent and/or with a broker, bank or other nominee. You will need to vote separately with respect to each Notice of Internet Availability of Proxy Materials or proxy card you received. Please vote all of the shares you own.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to our Secretary at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8 so it is received prior to the meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so it is received prior to the meeting in accordance with the instructions included in the proxy card(s); or

•	by attending the meeting and voting your shares in person.

How may I vote for each proposal?

Proposal 1 —

In the election of the six director nominees, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the director nominees. If a quorum is present at the Annual Meeting, in an uncontested director election, directors will be elected by receiving the affirmative vote of a majority of the total votes cast for and against the election of such nominee. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on the election of directors, although they will be considered present for the purpose of determining the presence of a quorum. Under our Bylaws, cumulative voting is not permitted.

Under the terms of our director resignation policy included in our Second Amended and Restated Corporate Governance Guidelines (our “corporate governance guidelines”), by accepting a nomination to stand for election or re-election as a director of the Company or an appointment as director to fill a vacancy or new directorship, each candidate, nominee or appointee for director agrees that he or she will promptly tender, upon such nomination or appointment and as a condition thereof, a written offer of resignation to the Board, which offer of resignation will be effective on his or her failure to receive, in an uncontested election of directors, the vote required for election or re-election by the Bylaws. The nominating and corporate governance committee will promptly consider the director’s offer of resignation and recommend to the Board whether to accept the resignation or reject it. The Board will act on the nominating and corporate governance committee’s recommendation within 90 days following certification of the stockholder vote. In determining what action to recommend or take regarding the director’s offer of resignation, each of the nominating and corporate governance committee and the Board may consider a range of alternatives as they deem appropriate.

In a contested director election (i.e., where the number of nominees exceeds the number of directors to be elected at such meeting), the directors will be elected by the vote of a plurality of the votes cast. Under the plurality standard, the number of individuals equal to the number of directorships to be filled who receive more votes than other nominees are elected to the board, regardless of whether they receive a majority of votes cast.

Proposal 2 —	If a quorum is present, the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2020 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Proposal 3 —	If a quorum is present, the proposal to approve, on an advisory basis, the compensation of the Named Executive Officers for 2019 as disclosed in this proxy statement will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and thus, will have no effect on the outcome of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Proposal 4 —	If a quorum is present, the proposal to approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Named Executive Officers every one year, two years or three years, which option receiving the most votes will be the frequency for the advisory vote on executive compensation that has been recommended by the stockholders. Abstentions and broker non-votes, if any, are not treated as votes cast and thus, will have no effect on the outcome of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or our Charter.

What are the Board of Directors’ recommendations on how I should vote my shares?

The Board of Directors unanimously recommends that you vote:

Proposal 1 —	For all of the Board of Directors’ six nominees for election as director.

Proposal 2 —	For the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for 2020.

Proposal 3 —	For the proposal to approve, on an advisory basis, the compensation of the Named Executive Officers for 2019 as disclosed in this proxy statement.

Proposal 4 —	For the proposal to approve, on an advisory basis, the frequency of future advisory votes of the compensation of the Named Executive Officers every “one year.”

What if I authorize a proxy without specifying a choice on any given matter at the Annual Meeting?

If you are a stockholder of record as of the Record Date and you properly authorize a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at the Annual Meeting, the proxy holders will vote your shares according to the Board of Directors’ recommendation on that matter. If you are a stockholder of record as of the Record Date and you fail to authorize a proxy or vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

What if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (the “NYSE”), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal.

How are abstentions and broker non-votes treated?

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares of our common stock for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum.

Under the rules of the NYSE, brokerage firms may have the discretionary authority to vote their customers’ shares of our common stock on certain routine matters for which they do not receive voting instructions, including the ratification of independent auditors, and thus brokers may vote at their discretion on Proposal 2 if they do not receive voting instructions from you on Proposal 2. Under the rules of the NYSE, none of Proposals 1, 3 or 4 is considered a “routine” matter for purposes of broker discretionary voting and therefore brokers may not vote on Proposals 1, 3 or 4 if they do not receive voting instructions from you on Proposals 1, 3 or 4, respectively.

What if I return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted by the proxies identified in the proxy card as follows:

Proposal 1 —	For all of the Board of Directors’ six nominees for election as director.

Proposal 2 —	For the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for 2020.

Proposal 3 —	For the proposal to approve, on an advisory basis, the compensation of the Named Executive Officers for 2019 as disclosed in this proxy statement.

Proposal 4 —	For the proposal to approve, on an advisory basis, the frequency of future advisory votes of the compensation of the Named Executive Officers every “one year.”

What happens if additional matters are presented at the Annual Meeting?

We know of no other matters other than the items of business described in this Proxy Statement that can be considered at the meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Who will count the votes?

A representative of AST or one of its affiliates will act as the inspector of election and will tabulate votes.

Who pays the cost of this proxy solicitation?

We will pay the cost of preparing, assembling and mailing the proxy materials. We have retained AST to assist us in the distribution of proxy materials and the passive solicitation of proxies. We expect to pay AST and Broadridge Financial Services, Inc. approximately $20,000 in the aggregate for services rendered, including passively soliciting proxies, reviewing of proxy materials, disseminating of brokers’ search cards, distributing proxy materials, operating online and phone voting systems, receiving executed proxies and tabulation of results. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so.

How do I submit a stockholder proposal for inclusion in the proxy materials for next year’s annual meeting, and what is the deadline for submitting a proposal?

In order for a stockholder proposal to be properly submitted pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) for presentation at our 2021 annual meeting and included in the proxy material for next year’s annual meeting, we must receive written notice of the proposal at our executive offices by November 18, 2020. All proposals must contain the information specified in, and otherwise comply with, our Second Amended and Restated Bylaws (our “Bylaws”). Proposals should be sent via registered, certified or express mail to: 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8, Attention: Anthony Maretic, Chief Financial Officer, Secretary and Treasurer. For more information regarding stockholder proposals, see “Stockholder Proposals and Nominations” below.

The Company’s Bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a stockholder, but not included in the Company’s proxy statement, the stockholder must give timely notice in writing not earlier than October 19, 2020, nor later than November 18, 2020, which is the time period that is not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced or delayed by more than 30 days, notice must be received not earlier than the 150th day prior to the date of the annual meeting and not later than the close of business on the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which the Company first publicly announces the date of the annual meeting. As to each matter, the notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the annual meeting.

The Company’s Bylaws provide that a stockholder of record, both at the time of the giving of the required notice set forth in this sentence and at the time of the 2021 annual meeting, entitled to vote at the annual meeting may nominate persons for election to the Board of Directors by mailing written notice to the Secretary of the Company not earlier than October 19, 2020, nor later than November 18, 2020, which is the time period that is not more than 150 days nor less than 120 days prior to the first anniversary of the date of the proxy statement for preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced or delayed by more than 30 days, notice must be received not earlier than the 150th day prior to the date of the annual meeting and not later than the close of business on the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which the Company first publicly announces the date of the annual meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and each person whom the stockholder wishes to nominate for election as a Director. The notice must be accompanied by the written consent of each proposed nominee to serve as one of the Company’s directors, if elected.

In addition to our Bylaws, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act, and the rules and regulations thereunder. Our Bylaw provisions do not affect any right of a stockholder to request inclusion of a proposal in, or our right to omit a proposal from, our Proxy Statement pursuant to Rule 14a-8 (or any successor provision).

If I share my residence with another stockholder, how many copies of the Notice of Internet Availability of Proxy Materials should I receive?

We are sending only a single Notice of Internet Availability of Proxy Materials to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family, unless we have received instructions to the contrary from any stockholder at that address. This practice is known as “householding” and is permitted by rules adopted by the SEC. This practice reduces the volume of duplicate information received at your household and helps us to reduce costs. Each stockholder will continue to receive a separate proxy card or voting instructions card. We will deliver promptly, upon written request or oral request, a separate copy of the 2019 Annual Report or Proxy Statement, as applicable, to a stockholder at a shared address to which a single copy of the documents were previously delivered. If you received a single set of these documents for your household for this year, but you would prefer to receive your own copy, you may direct requests for separate copies in the future to the following address: City Office REIT, Inc., c/o American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219; (800) 937-5449. If you are a stockholder who receives multiple copies of our proxy materials, you may request householding by contacting us in the same manner and requesting a householding consent form.

What if I consent to have one set of materials mailed now but change my mind later?

You may withdraw your householding consent at any time by contacting AST at the address and phone number provided above. We will begin sending separate copies of stockholders communications to you within 30 days of receipt of your instructions.

The reason I receive multiple sets of materials is because some of the shares belong to my children. What happens if they move out and no longer live in my household?

When we receive notice of an address change for one of the members of the household, we will begin sending separate copies of stockholder communications directly to the stockholder at his or her new address. You may notify us of a change of address by contacting AST at the address and phone number provided above.

Other Information

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is available at www.sec.gov, and, if you received a printed copy of this Proxy Statement, accompanies this Proxy Statement and our 2019 Annual Report. However, the 2019 Annual Report forms no part of the material for the solicitation of proxies.

The 2019 Annual Report may also be accessed through our website at http://www.cityofficereit.com by clicking on the “Investor Relations” link. At the written request of any stockholder who owns our common stock as of the close of business on the Record Date, we will provide, without charge, additional paper copies of our 2019 Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request copies of our 2019 Annual Report by following the instructions on the Notice of Internet Availability of Proxy Materials or by mailing a written request to:

City Office REIT, Inc.

666 Burrard Street, Suite 3210

Vancouver, BC V6C 2X8

Attention: Secretary

PROPOSAL NO. 1. ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors shall be fixed by resolution of the Board of Directors, provided that there shall never be less than the minimum number required by Maryland law, nor more than 15. The Board of Directors has fixed the number of directors at six. All directors are elected for a term of one year and until their successors are elected and qualify. The Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, has nominated John McLernon, James Farrar, William Flatt, Sabah Mirza, Mark Murski and John Sweet for election at the Annual Meeting for a term to expire at the annual meeting of stockholders in 2021 and until their successors are elected and qualify.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all of the nominees named in Proposal No. 1. Should any of the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies intend to vote for the election of such other person as the Nominating and Corporate Governance Committee may recommend. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

Nominees for Election

Information is set forth below regarding each of our Board of Directors’ six nominees.

Name	Age	Position(s)
John McLernon	79	Independent Director and Chairman of the Board of Directors
James Farrar	44	Chief Executive Officer and Director
William Flatt	45	Independent Director
Sabah Mirza	45	Independent Director
Mark Murski	44	Independent Director
John Sweet	75	Independent Director

John McLernon

Mr. McLernon, age 79, has served as one of our independent directors and the Chairman of our Board of Directors since our IPO in April 2014. He has been president of McLernon Consultants Ltd. since November 2004. From 1977 to 2004, he was chairman and chief executive officer of Macaulay Nicolls Maitland and Co. and its successor, Colliers International, a global real estate services company. Mr. McLernon started his career with Canadian Pacific Railway Limited in 1964 before joining its property development arm, Marathon Realty Company Limited, in Vancouver. In 1977, he became president and chief executive officer of Macaulay Nicolls Maitland and Co., a Vancouver real estate brokerage company, and in 1985 was instrumental in the employee purchase of the company and the formation of Colliers International. From 1977 to 2002, Mr. McLernon guided Colliers International through steady business growth, successfully completing approximately 50 mergers, acquisitions and startups in the Americas, Asia Pacific and Europe. Mr. McLernon is honorary chair of Colliers International, is chair of A&W Revenue Royalties Income Fund and Village Farms International Inc. and sits on the board of Canadian Urban Ltd. He is past chair of British Columbia Railway Company and the British Columbia Lottery Corporation. Mr. McLernon is founding chair of Streetohome Foundation, the Vancouver coalition to end homelessness. He also serves as an independent advisor to the investment committee of Second City Capital II Corporation (“Second City”). Mr. McLernon brings to the Board of Directors extensive experience as an executive at a public company, which enables him to make significant contributions to the deliberations of the Board of Directors, especially in relation to operations, financings and strategic planning. Mr. McLernon has a bachelor of arts from McGill University.

James Farrar

Mr. Farrar, age 44, is our Chief Executive Officer and has been a member of our Board of Directors since our IPO in April 2014. He joined Second City in October 2009 as a Managing Director. From August 2003, prior to joining Second City, Mr. Farrar served as the Vice President of Ken Fowler Enterprises Limited, a family office with a diversified portfolio concentrated primarily in the real estate and hospitality sectors. At Ken Fowler Enterprises Limited, Mr. Farrar was responsible for leading acquisitions, divestitures and portfolio management. Prior to this, Mr. Farrar was an investment professional with TD Capital, the private equity unit of TD Bank. Mr. Farrar has extensive experience in acquisitions and divestitures and has been involved in the acquisition of over $2.5 billion of commercial real estate. Mr. Farrar received a bachelor’s degree in business administration from Wilfrid Laurier University and is a chartered accountant, a chartered business valuator and a CFA charterholder. Mr. Farrar brings to our Board of Directors extensive executive management experience gained over 20 years of involvement in the private equity, real estate and corporate finance industries.

William Flatt

Mr. Flatt, age 45, has served as one of our independent directors since our IPO in April 2014. He is a principal of Free Market Ventures, LLC in Chicago and founder and principal with Oxbow Ventures, LLC, a private equity venture firm. From 2013 to 2016, Mr. Flatt was executive vice president and chief operating officer of Telos Group LLC, an office landlord representation firm with nearly 26 million square feet under representation. From 1996 to 2011, Mr. Flatt worked for Parkway Properties, Inc., a NYSE listed real estate investment trust specializing in office properties. From 2005 to 2011, he served as executive vice president in the positions of chief financial officer and later chief operating officer. Mr. Flatt taught as an adjunct professor in economics at Millsaps College and has been a guest lecturer at the University of Texas McCombs School of Business and University of Chicago Booth School of Business. From 1998 to 2001, he served on the board of directors of The People’s Bank, a community bank in Jackson, Mississippi. In 2011, Mr. Flatt was appointed by Governor Haley Barbour of Mississippi to a commission studying the state’s public employee pension system. He is a member of the Urban Land Institute and board member of City Year Chicago. Mr. Flatt brings to the Board of Directors extensive executive and acquisition experience in the office real estate industry gained over 22 years of managing, leasing, acquiring and financing office buildings. Mr. Flatt has a bachelor of arts in economics from Millsaps College and a masters in business administration from University of Chicago Booth School of Business.

Sabah Mirza

Ms. Mirza, age 45, has served as one of our independent directors since March 2019. She is currently Executive Vice President, Business Affairs at Sunwing Travel Group (“Sunwing”), the largest tour operator in North America with over $2 billion in annual revenue, where she has oversight of legal functions, mergers and acquisitions, governance and government affairs. She has over 20 years of legal, corporate governance and securities experience, most of which have been spent as in-house counsel across diverse industries, including aviation, defense and travel and leisure. Ms. Mirza also served as Sunwing’s General Counsel from 2010 to 2019 and began her tenure with Sunwing as Vice President in 2010 before being promoted to Executive Vice President in 2016. Ms. Mirza was key to the establishment of Sunwing’s hotel division in 2010, which now comprises over $1 billion in real estate assets and over 15,000 rooms under management across ten countries. Previously, Ms. Mirza was Vice President & General Counsel at a charter airline, and prior to that she was Vice President and Division Counsel at a subsidiary of L-3 Technologies. Ms. Mirza holds law degrees from the University of Ottawa and is a member of the bar in both Ontario and Quebec. Ms. Mirza brings extensive legal, corporate and management experience across an array of industries, enabling her to make significant contributions to the Board of Directors.

Mark Murski

Mr. Murski, age 44, has served as one of our independent directors since our IPO in April 2014. He is currently a Managing Partner for Brookfield Infrastructure Group and is the COO of the Americas, where he sits on multiple private company boards. He has over 20 years of investment banking and private equity experience with a focus on real estate and infrastructure. Previously, he was a Managing Partner with Brookfield Financial, a global real estate investment bank. As the head of the M&A group Mr. Murski was responsible for originating and executing mergers and acquisitions, debt and equity capital markets transactions and conducting general corporate finance advisory. While at Brookfield Financial, Mr. Murski has worked on numerous public and private mergers and acquisitions transactions involving real estate clients such as Dream International REIT, Summit Industrial Income REIT, Realex Properties Corporation, InStorage REIT, Overland Realty Inc., Lone Star, Gazit America Inc. and Atlas Cold Storage. Mr. Murski previously worked in Brookfield Asset Management Inc.’s merchant banking group investing into numerous real estate companies, prior to which he worked at Ernst & Young LLP. He previously served for seven years on the board of the Greater Toronto Chapter of NAIOP and was a founding director of Trisura Guarantee Insurance Company. Mr. Murski brings to the Board of Directors extensive executive management experience as well as acquisition and transaction experience with a wide range of real estate clients. Mr. Murski is a CA, CPA, CFA charterholder and a graduate of the Richard Ivey School of Business.

John Sweet

Mr. Sweet, age 75, has served as one of our independent directors since March 2017. He has over 40 years of experience in numerous financial and real estate positions with public and private companies. Most recently, from 2013 to 2016, Mr. Sweet served as founder and Chief Investment Officer of Physicians Realty Trust (NYSE: DOC), a leading healthcare real estate company that grew from approximately $125 million in real estate assets to almost $3 billion during his tenure. Prior to that endeavor, he was a Managing Director for the specialty investment firm BC Ziegler, where he sourced and managed a medical office building investment fund that became the initial portfolio for Physicians Realty Trust. Mr. Sweet also co-founded and played an integral role in the growth of Windrose Medical Properties Trust, a publicly traded medical office REIT that completed its initial public offering in 2002. Additionally, Mr. Sweet brings experience at the board level for public company, philanthropic and charitable organizations, including sitting on the board of Wheeler Real Estate Investment Trust, Inc. (“Wheeler REIT”) (NASDAQ: WHLR) until May 2019. In 2018, he was elected Chairman of the Board of Wheeler REIT. Mr. Sweet has a bachelor’s degree in Business Administration from St. John Fisher College and an M.B.A. from Rochester Institute of Technology.

Board of Directors and Committees

Our common stock is listed on the NYSE under the symbol “CIO” and we are subject to the NYSE listing standards. We have adopted corporate governance guidelines and charters for the Audit, Compensation, Investment and Nominating and Corporate Governance Committees of the Board of Directors intended to satisfy NYSE listing standards. We have also adopted a code of business conduct and ethics for our directors and officers intended to satisfy NYSE listing standards and the definition of a “code of ethics” set forth in applicable SEC rules. Our corporate governance guidelines, code of ethics and these charters are available on our website at http://www.cityofficereit.com.

We operate under the direction of our Board of Directors. Our Board of Directors is responsible for the overall management and control of our affairs. Our Board of Directors, or the Investment Committee thereof, must approve all investment decisions involving the acquisitions of properties in accordance with our investment guidelines and upon recommendations made by our Management.

We currently have six directors, five of whom our Board of Directors has determined are independent directors under standards established by the SEC and the NYSE. Our independent directors are John McLernon, William Flatt, Sabah Mirza, Mark Murski and John Sweet. Directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director serves until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

Our Board of Directors has approved our objectives and strategies on investments and borrowing. The Board has delegated certain decision-making authority regarding property acquisitions and dispositions to the Investment Committee. The directors may establish further written objectives and strategies on investments and borrowings, or modify existing strategies and objectives, and will monitor our administrative procedures, investment operations and performance.

Commitment to Good Corporate Governance

Our Company and our Board of Directors are committed to pursuing best practices and overall corporate governance. We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Highlights include the following:

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We have been an internally managed Company since February 1, 2016 when we acquired our former external advisor and internalized management of our Company in order to align interests among our management, our Board of Directors and our stockholders;

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Five of our six directors, or 83.3%, all of whom have been nominated for election at this year’s annual meeting pursuant to Proposal 1, are independent under our corporate governance guidelines, the rules of the NYSE and Rule 10A-3 under the Exchange Act;

•	Our Bylaws provide for a majority vote standard in uncontested director elections and permit stockholders to amend the Bylaws upon obtaining the requisite stockholder approval;

•	Our corporate governance guidelines provide for a director resignation policy;

•	We have adopted a policy prohibiting hedging in the Company’s equity securities;

•	We have adopted a formal executive and director succession plan that provides various procedures to follow upon a vacancy created by an executive or director;

•

We have adopted stock ownership guidelines for named executive officers and independent directors which require executives and independent directors to purchase a requisite amount of shares of our common stock within five years of the earlier of (a) February 1, 2016 or (b) the date he or she was first elected or appointed that will further align the interests of the executives and independent directors with those of our stockholders;

•

Our Board of Directors is not staggered and is elected annually, and we have opted out of the board classification statute under Title 3, Subtitle 8 of the Maryland General Corporation Law (“MGCL”) and therefore we cannot elect to stagger our Board of Directors in the future without a vote of our stockholders;

•	Our directors continue to partake in annual individual performance evaluations in order to identify areas of strengths and weaknesses;

•	We have adopted an incentive award recoupment policy (the “Recoupment Policy”) applicable to our named executive officers;

•	We have opted out of the business combination statute, Title 3, Subtitle 6 under the MGCL, and the control share acquisition statute, Title 3, Subtitle 7 under the MGCL; and

•	We do not have a stockholder rights plan (i.e., a “poison pill”).

The Board of Directors currently has a standing Audit Committee, Compensation Committee, Investment Committee, and Nominating and Corporate Governance Committee. The directors who serve on these committees and the current Chairman of these committees are set forth below:

Board Member	Audit	Compensation	Nominating	Investment	Board
James Farrar					X
John McLernon	X		X	X	Chairman
William Flatt	Chairman		(1)	X	X
Sabah Mirza		X	Chairman(2)		X
Mark Murski	X	Chairman			X
John Sweet		X	X(3)	Chairman	X

(1)

Mr. Flatt served on the Nominating and Corporate Governance Committee during 2018 and through March 2019. In March 2019, Mr. Flatt resigned from the Nominating and Corporate Governance Committee upon the appointment of Ms. Mirza to the Nominating and Corporate Governance Committee in connection with her joining the Board of Directors in March 2019.

(2)

Ms. Mirza joined the Nominating and Corporate Governance Committee in March 2019 upon her joining the Board of Directors in March 2019. In connection with the resignation of Mr. Shraiberg as a member of our Board of Directors, effective February 25, 2020, Ms. Mirza was appointed as Chairman of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee.

(3)

In connection with the resignation of Mr. Shraiberg as a member of our Board of Directors, effective February 25, 2020, Mr. Sweet was appointed as a member of the Nominating and Corporate Governance Committee.

The Board of Directors held a total of five meetings during 2019. The number of meetings held by each committee and the Board of Directors during 2019 is set forth below:

	Audit	Compensation	Nominating	Investment	Board
Number of Meetings	4	2	2	3	5

During fiscal year 2019, all incumbent directors who served in fiscal year 2019 attended at least 75% of the aggregate of:

•	the total number of meetings of the Board of Directors held during the period for which the director had been a director; and

•	the total number of meetings held by all committees of the Board of Directors on which the director served during the periods that the director served.

Our corporate governance guidelines provide that directors are invited and encouraged to attend our annual meeting of stockholders. Each of our directors as of the 2019 Annual Meeting attended our 2019 Annual Meeting.

Annual Board Evaluations

Pursuant to our corporate governance guidelines and the charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board and each committee of the Board. The evaluation process is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving the operations and procedures of the Board and each committee. The process is meant to solicit ideas from directors about (i) improving prioritization of issues, (ii) improving quality of management presentations, (iii) improving quality of Board or committee discussions on key matters, (iv) identifying specific issues that should be discussed in the future, and (v) identifying any other matters of importance to the functioning of the Board or committee. The annual evaluations are generally conducted in the first quarter of each calendar year and the results of the annual evaluation are reviewed and discussed by the Board.

Board of Directors Committees

We currently have a standing Audit Committee, Compensation Committee, Investment Committee and Nominating and Corporate Governance Committee. All of our standing committees consist solely of independent directors, the principal functions of which are briefly described elsewhere in this Proxy Statement. Our Board of Directors may from time to time establish other committees to facilitate our management.

Audit Committee

Our Audit Committee consists of William Flatt, Mark Murski and John McLernon, and William Flatt serves as the chair of the Audit Committee. Our Board of Directors has determined that each of these members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. Our Audit Committee is composed only of directors who are independent in compliance with applicable SEC and NYSE rules.

Our Audit Committee, among other matters, oversees: (1) our financial reporting, auditing and internal control activities; (2) the integrity and audits of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent auditors; (5) the performance of our internal audit function and independent auditors; and (6) our overall risk exposure and management, including cybersecurity and data privacy. Our Audit Committee also has the following duties to:

•	annually review and assess the adequacy of the Audit Committee charter and the performance of the Audit Committee;

•	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

•	review the plans and results of the audit engagement with the independent auditors;

•	evaluate the qualifications, performance and independence of our independent auditors;

•	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof and the fees therefor;

•	review the adequacy of our internal accounting controls;

•	meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions; and

•	prepare the Audit Committee report required by the SEC regulations to be included in our annual proxy statement.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as such term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. The designation does not impose on them any duties, obligations or liabilities that are greater than those generally imposed on members of our Audit Committee and our Board of Directors. Our Board of Directors adopted a written charter for the Audit Committee, which is available on our corporate website at http://www.cityofficereit.com.

Compensation Committee

Our Compensation Committee consists of Mark Murski, Sabah Mirza and John Sweet, and Mark Murski serves as the chair of the Compensation Committee. Mr. Stephen Shraiberg served as a member of the Compensation Committee until his resignation as a member of our Board of Directors on February 25, 2020. Our Compensation Committee is composed only of directors who are independent in compliance with applicable SEC and NYSE rules.

The Compensation Committee has the sole authority to retain, and terminate, any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The Compensation Committee’s responsibilities include, among other matters:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation, if any, of all of our other officers;

•	reviewing and approving the compensation of all of our directors;

•	reviewing our executive compensation policies and plans;

•	evaluating the performance of our officers;

•	administering the Company’s Equity Incentive Plan (the “EIP”) and the issuance of any common stock or other equity awards granted to plan participants;

•	set performance targets under the EIP and determine annual cash bonuses for our officers according the satisfaction of those performance targets;

•	preparing compensation committee reports; and

•	assisting management in complying with our proxy statement and Annual Report on Form 10-K disclosure requirements.

In fulfilling its responsibilities, the Compensation Committee shall be entitled to delegate any or all of its responsibilities to a sub-committee of the Compensation Committee to the extent consistent with the Company’s charter, bylaws, and applicable law and rules of markets in which the Company’s securities then trade. Pursuant to the Compensation Committee charter, the Compensation Committee may not delegate its responsibility to evaluate non-executive officer performance and compensation or its responsibility to review and approve all officers’ employment agreements, executive retirement plans and severance agreements. Our Board of Directors adopted a written charter for the Compensation Committee, which is available on our corporate website at http://www.cityofficereit.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Sabah Mirza, John McLernon and John Sweet, and Sabah Mirza serves as the chair of the Nominating and Corporate Governance Committee. Mr. Shraiberg served as Chairman of the Nominating and Corporate Governance Committee until his resignation as a member of the Board of Directors on February 25, 2020. Our Nominating and Corporate Governance Committee is composed only of directors who are independent in compliance with NYSE rules. The Nominating and Corporate Governance Committee’s principal duties include identifying individuals qualified to become members of our Board of Directors. The Nominating and Corporate Governance Committee considers the following factors when deciding who to nominate for the Board of Directors and to which committees, if any, such nominees should be nominated to join:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience with relevant social policy concerns;

•	each director and director nominee’s skills, principal occupation, reputation, age, tenure and diversity (including geographic, gender and ethnicity);

•	experience as a board member of another publicly held company;

•	ability and willingness to commit adequate time to the Board of Directors and its committee matters;

•

the fit of the individual’s skills with those of the other members of the Board of Directors and the committees of the Board of Directors, if any, such nominees are nominated to join, and potential members of the Board of Directors in the building of a board that is effective, collegial and responsive to the needs of the Company;

•	academic expertise in an area of the Company’s operations;

•	practical and mature business judgment; and

•	the independence of the director candidate.

In addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience in the Board as a whole. The Nominating and Corporate Governance Committee’s other principal duties include the following:

•	develop, and recommend to our Board of Directors for its approval, qualifications for director candidates and periodically review these qualifications with our Board of Directors;

•	review the committee structure of our Board of Directors and recommend directors to serve as members or chairs of each committee of our Board of Directors;

•	review and recommend committee slates annually and recommend additional committee members to fill vacancies as needed;

•

develop and recommend to our Board of Directors a set of corporate governance guidelines applicable to us and, at least annually, review such guidelines and recommend changes to our Board of Directors for approval as necessary; and

•	oversee the annual self-evaluations of our Board of Directors and management.

In accordance with the our Bylaws, any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to the Board of Directors if such stockholder complies with the notice procedures set forth in the Bylaws and summarized in “Stockholder Proposals and Nominations” elsewhere in this Proxy Statement. Nominees recommended by stockholders will be evaluated in the same manner as those recommended by our Nominating and Corporate Governance Committee. Our Board of Directors adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at http://www.cityofficereit.com.

Investment Committee

Our Investment Committee consists of John Sweet, William Flatt and John McLernon, and John Sweet serves as the chair of the Investment Committee. Our Investment Committee is composed only of directors who are independent in compliance with NYSE rules. The Investment Committee establishes guidelines for acquisitions and dispositions to be presented to the Board of Directors and leads the Board in its review of potential acquisitions and dispositions presented by management. The Investment Committee evaluates and approves acquisitions and dispositions with an individual purchase or sales price of less than $100 million and leads the Board in its review of acquisitions and dispositions with a purchase or sales price above $100 million. The Investment Committee makes recommendations to the Board and senior management regarding potential acquisitions and dispositions and reviews due diligence reports prepared by management conducted on all potential acquisitions. Our Board of Directors adopted a written charter for the Investment Committee, which is available on our corporate website at http://www.cityofficereit.com.

Audit Committee Report

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019:

•

The Audit Committee of the Board of Directors of CIO, or the Audit Committee, has reviewed and discussed the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with CIO’s management and KPMG LLP, the Company’s independent registered public accounting firm;

•

Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each quarterly review, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

•	The Audit Committee has discussed with CIO’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by the Public Company Accounting Oversight Board, (“PCAOB”);

•

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independence of KPMG LLP and satisfied itself as to KPMG LLP’s independence; and

•

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of CIO that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

The Audit Committee has provided this report. This report shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), and the Exchange Act, except to the extent CIO specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board of Directors:

William Flatt, Chairman

John McLernon

Mark Murski

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mark Murski, Sabah Mirza and John Sweet. No member of the Compensation Committee was at any time after the date of our formation, or currently is, an officer or employee of our company, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers serves, or in the past has served, as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee.

Board Leadership Structure

The Board of Directors believes that it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman of the Board of Directors be separated in order for the individuals to focus on their primary roles. The Company’s Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Company’s Chief Executive Officer, presides over meetings of the full Board of Directors and sets the agenda for Board of Directors meetings.

Role of our Board of Directors in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from the four standing committees, our Audit Committee, our Compensation Committee, our Investment Committee and our Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. Our Investment Committee oversees acquisitions, dispositions, developments and other investment opportunities for the Company and reviews and assesses guidelines for potential transactions in light of the Company’s strategic goals and objectives. In addition, the Investment Committee has the authority to approve potential transactions subject to the requirements set forth in the Investment Committee Charter, as applicable. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk. In addition, the Board of Directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Code of Business Conduct and Ethics

Our Board of Directors adopted a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all of our directors, officers, employees, consultants and contractors. The code of ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, compliance with applicable governmental laws, rules and regulations, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethics, employee misconduct, conflicts of interest or other violations. Any waiver of our code of ethics with respect to our Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer, Chief Operating Officer and President, or persons performing similar functions may only be authorized by our Nominating and Corporate Governance Committee and will be promptly disclosed as required by law and NYSE regulations and posted on our website. Amendments to the code of ethics must be approved by our Board of Directors and will be promptly disclosed and posted on our website (other than technical, administrative or non-substantive changes). Our code of ethics is publicly available on our website at http://www.cityofficereit.com and in print to any stockholder who requests a copy.

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines that serve as a flexible framework within which our Board of Directors and its committees will operate. These guidelines cover a number of areas including the size and composition of our Board of Directors, Board of Directors membership criteria and director qualifications, director responsibilities, Board of Directors agenda, roles of the Chairman of the Board of Directors and Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, Board of Directors member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. Our Nominating and Corporate Governance Committee will review our corporate governance guidelines at least once a year and, if necessary, recommend changes to our Board of Directors. Additionally, our Board of Directors adopted independence standards as part of our corporate governance guidelines. A copy of our corporate governance guidelines is posted on our website at http://www.cityofficereit.com.

Employee, Officer and Director Hedging

Effective March 9, 2017, the Company’s Board of Directors adopted a policy prohibiting hedging of the Company’s securities, including our common stock, that applies to all officers and directors of the Company and their respective families, others living in his or her household and investment vehicles over which such officer or director exercises voting or investment control (each, a “Covered Person”). The policy prohibiting hedging prohibits the purchase or sale by any Covered Persons of puts, calls, options or other derivative securities, including financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds, based on the Company’s securities. Failure to comply with the policy prohibiting hedging will be grounds for disciplinary action by the Company against the applicable officers or directors. A copy of our policy prohibiting hedging is posted on our website at http://www.cityofficereit.com.

Incentive Award Recoupment Policy

Effective February 25, 2020, the Company’s Board of Directors adopted the Recoupment Policy that permits the Company to recoup any cash bonus awarded and any equity-based awards granted to the Named Executive Officers pursuant to the EIP in the event that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under federal securities laws or as a result of certain misconduct by such Named Executive Officer during a specified look-back period. The Recoupment Policy also permits the recoupment of compensation from the Named Executive Officers under limited circumstances when misconduct by a Named Executive Officer has occurred but no restatement of financial statements is required. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Communications with the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors or any of its committees may do so by writing to the Chairman of the Board, Board of Directors of City Office REIT, Inc., c/o Secretary, 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8. The Secretary will review all communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board of Directors and its committees are to be forwarded to the Chairman of the Board. Communications that relate to matters that are within the scope of responsibility of one of the Board committees are also to be forwarded to the chairman of the appropriate committee. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any director who wishes to review them.

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the relationship between the median annual total compensation of our employees and the annual total compensation of James Farrar, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with SEC rules.

For 2019, our last completed fiscal year:

•	the median annual total compensation of all employees of our Company (other than our CEO) was $132,030; and

•	the annual total compensation of the CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $2,129,794.

Based on this information, for 2019 the ratio of the annual total compensation of the CEO to the median annual total compensation of all employees, as determined pursuant to SEC rules, was approximately 16 to 1. To determine the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and the CEO, we took the steps listed below:

•	We identified our median employee as of December 31, 2019.

•

In determining our median employee from our 21 employees (other than the CEO), we calculated each employee’s total compensation for 2019 in accordance with SEC rules with regards to compensation for our Named Executive Officers.

•

With the above information, we identified an employee whose compensation we believe best reflects the Company’s employees’ median 2019 compensation. Excluding our CEO, the median employee’s annual total compensation totaled $132,030.

In accordance with SEC rules, with respect to the annual total compensation of the CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included elsewhere in this Proxy Statement.

PROPOSAL NO. 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

On February 24, 2020, the Audit Committee approved appointing KPMG LLP to serve as CIO’s independent public accountants for the fiscal year ending December 31, 2020. KPMG LLP has served as our independent public accountants since our initial public offering in April 2014.

We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accountants for our fiscal year ending December 31, 2020. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the appointment of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of CIO. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS

VOTE “FOR” THE APPOINTMENT OF KPMG LLP TO AUDIT THE FINANCIAL STATEMENTS

OF CIO FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Audit Fees

The following table presents the aggregate fees billed by KPMG LLP for each service listed below for the years ended December 31, 2019 and December 31, 2018.

	2019	2018
Audit Fees(1)	$525,750	$287,414
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$1,780	—

Total	$527,530	$287,414

(1)

Audit fees consisted of the aggregate fees billed for professional services rendered by KPMG LLP in connection with its audit of our consolidated and combined financial statements, reviews of our quarterly reports on Form 10-Q, audits required in connection with property acquisitions, and certain additional services associated with accessing the capital markets, including reviewing registration statements and the issuance and preparation of comfort letters and consents.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the Audit Committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in Rule 2-01(c)(7)(i)(C) of Regulation S-X are met. All of the audit and audit-related services described above were pre-approved by the Audit Committee and, as a consequence, such services were not provided pursuant to a waiver of the pre-approval requirement set forth in this Rule. The Audit Committee charter provides guidelines for the pre-approval of independent auditor services. All of the audit and audit-related services described above were completed by full-time, permanent employees of KPMG LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage owned by each person who, to the knowledge of CIO as of March 2, 2020, is the beneficial owner of more than 5% of the outstanding shares of our common stock. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of our common stock issuable pursuant to options, warrants, rights or conversion privileges are deemed to be outstanding for purposes of computing the percentage ownership of the person or group holding such options, warrants, rights or conversion privileges but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,284,750	(2)	11.5%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,688,212	(3)	10.4%
Common Stock	AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	4,411,487	(4)	8.1%
Common Stock	Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	3,205,103	(5)	5.9%

(1)	Based on 54,591,047 shares of our common stock outstanding on a fully diluted basis as of March 2, 2020.
(2)

The number of shares of our common stock in the table above and the information in this footnote are based solely on the Schedule 13G filed on February 4, 2020, which has reported sole voting power over 5,880,086 shares of our common stock and sole dispositive power over 6,284,750 shares of our common stock.

(3)

The number of shares of our common stock in the table above and the information in this footnote are based solely on the Schedule 13G filed on February 12, 2020, which has reported sole voting power over 52,841 shares of our common stock, sole dispositive power over 5,637,408 shares of our common stock, shared voting power over 5,570 shares of our common stock and shared dispositive power over 50,804 shares of our common stock.

(4)

The number of shares of our common stock in the table above and the information in this footnote are based solely on the Schedule 13G filed on February 18, 2020, which has reported sole voting power over 3,919,048 shares of our common stock and sole dispositive power over 4,411,487 shares of our common stock.

(5)

The number of shares of our common stock in the table above and the information in this footnote are based solely on the Schedule 13G filed on February 12, 2020, which has reported sole voting power over 3,087,903 shares of our common stock and sole dispositive power over 3,205,103 shares of our common stock. Also represents the number of shares deemed beneficially owned by Renaissance Technologies Holdings Corporation (“RTHC”) as a result of RTHC’s majority ownership of Renaissance Technologies LLC.

The following tables set forth the number and percentage owned as of March 2, 2020 by each of our present directors, each of our present NEOs, as defined in “Executive Compensation” below, and all of our present executive officers (whether or not deemed to be NEOs) and directors as a group of our shares of our common stock.

This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of our common stock issuable pursuant to options, warrants, rights or conversion privileges are deemed to be outstanding for purposes of computing the percentage ownership of the person or group holding such options, warrants, rights or conversion privileges but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person as of March 2, 2020.

Name of Beneficial Owner	Title of Securities	Shares Owned(1)	Percentage of All Shares(2)
James Farrar(3)	Common Stock	503,552	*
Gregory Tylee(3)	Common Stock	448,333	*
Anthony Maretic(4)	Common Stock	167,334	*
John McLernon(3)	Common Stock	27,349	*
William Flatt	Common Stock	28,239	*
Sabah Mirza	Common Stock	4,500	*
Mark Murski	Common Stock	26,916	*
Stephen Shraiberg(5)	Common Stock	170,799	*
John Sweet	Common Stock	35,745	*

All directors and executive officers as a group (9 persons)	Common Stock	1,412,767	2.6%

*	Represents less than one percent of class.
(1)	Share amounts include restricted stock units issued under the EIP, which have not vested under the terms of the EIP and the respective award agreements.
(2)	Based on 54,591,047 shares of our common stock outstanding on a fully diluted basis as of March 2, 2020.
(3)	Share amount includes indirect ownership through family members, trusts, corporations and/or partnerships.
(4)

The number of shares of our common stock shown as beneficially owned by Mr. Maretic in the table above includes 66,613 shares held by Mr. Maretic, over which Mr. Maretic exercises sole voting and investment power, that have been pledged by Mr. Maretic as collateral for a line of credit with Scotiabank.

(5)	Effective February 25, 2020, Mr. Shraiberg resigned as a member of our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors is currently comprised of three independent directors with the responsibility for establishing and administering the underlying policies and principles of our compensation program. We strive to provide a competitive total remuneration package to our Named Executive Officers (“NEOs”) through a combination of base salary, annual cash incentive compensation and long-term equity incentive compensation. Our focus is to establish a program that aligns the Company’s short and long-term interests with those of our management. We strive to reward strong performance, but designed our compensation program to have material consequences for NEOs if objectives established by the Compensation Committee are not satisfactorily met.

This Compensation Discussion and Analysis section describes our executive compensation program for 2019. It also describes how and why the Compensation Committee made its decisions regarding 2019 compensation. Set forth below is information concerning our NEOs and their respective titles as of December 31, 2019:

Name	Age	Position
James Farrar	44	Chief Executive Officer and Director
Gregory Tylee	48	Chief Operating Officer and President
Anthony Maretic	48	Chief Financial Officer, Secretary and Treasurer

Information regarding the background of our non-director NEOs is set forth below.

Gregory Tylee

Mr. Tylee, age 48, has been our chief operating officer and president since our IPO in April 2014. He joined Second City in May 2010 and has been primarily responsible for sourcing, underwriting and acquiring properties throughout the United States. He has been involved in real estate transactions with a combined enterprise value of approximately $3.0 billion over the course of his career. He has deep relationships with real estate operators, lenders and brokers. From May 2008 to October 2012, Mr. Tylee held both the Vice President of Acquisitions and President roles for Bosa Properties Inc., a prominent real estate development company based in Vancouver, Canada, with over 400 employees. As President, Mr. Tylee was involved in all aspects of Bosa’s decision-making with a primary responsibility for growing the business through new acquisitions. Mr. Tylee received a bachelor’s degree in accounting from Brock University and is a chartered accountant. Mr. Tylee brings accounting and finance skills as well as over 20 years of diverse real estate experience that includes acquisitions of various types of income-producing property and high-rise development.

Anthony Maretic

Mr. Maretic, age 48, has been our chief financial officer, secretary and treasurer since our IPO in April 2014. He has over 20 years of experience in senior financial and operational roles. Prior to joining affiliates of Second City in May of 2013, Mr. Maretic served as the chief operating officer and chief financial officer of Earls Restaurants Ltd., one of North America’s premier privately held restaurant companies from 2006 to 2013. Mr. Maretic’s experience in the real estate industry includes his role as the chief financial officer for Wilkinson Good Neighbor Communities REIT, a $230 million portfolio of U.S.-based senior living facilities, where he served from 2005 to 2006. Mr. Maretic has also held several financial management positions with the predecessor of Bentall Kennedy, one of North America’s premier institutional real estate advisory companies, which was a $2 billion public real estate company listed on the Toronto Stock Exchange. Mr. Maretic is a chartered professional accountant and holds a bachelor’s degree in commerce and business administration from the University of British Columbia.

Unless otherwise indicated, the business address of all of our directors and NEOs is 666 Burrard Street, Suite 3210, Vancouver, British Columbia, Canada V6C 2X8.

Executive Summary

Overview of 2019 Business Performance

We are focused on acquiring, owning and operating high-quality office properties located in “18-hour cities” in the Southern and Western United States. We believe 2019 was a very strong year operationally for the Company. Our chosen markets continue to be national leaders in employment and population growth, and during the year we achieved a number of significant milestones, including increases to our occupancy, rental rates and same store cash net operating income (“Same Store Cash NOI”) (as described below). Combined with prudent and opportunistic growth, the Company is well positioned to continue to deliver strong results for our stockholders.

The total return for our common stock, par value $0.01 per share (our “common stock”), in 2019 was 42.6%. As detailed below, we compare our performance to both similarly sized companies and the office sector as a measure of overall performance. Our 2019 total return was approximately 55% higher than the average of our SNL US REIT Office index and SNL US REITs $500M-$1B index peer sets, as further described under “2019 Total Stockholder Return” below. In addition, on a long-term basis and under the leadership of the same NEOs, our total return was 63.4% since our IPO in April 2014, which exceeded the average of the two peer sets described above by approximately 77%.

Summary of Key 2019 Accomplishments

During 2019, we achieved substantial results that contributed to the favorable increase in our overall performance, including, but not limited to:

•	Executed various strategic new and renewal leases that increased portfolio occupancy from 90.4% to 91.9%;

•	Achieved strong operational results including growth in funds from operations (“FFO”) (as described below), Same Store Cash NOI and portfolio NOI (as described below);

•	Acquired $144 million of high-quality office properties at a weighted average year-one cash net operating income capitalization rate of 7.3%;

•	Expanded our geographic footprint into Seattle and deepened our presence in Portland and Denver;

•	Successfully executed numerous renovation projects on time and on budget;

•	Disposed of three assets for an aggregate gross sale price of $47 million, selectively enhancing our portfolio;

•	Efficiently raised over $200 million of equity at the highest average gross public offering price in the Company’s history ($13.56 per share);

•	Made substantial progress towards the Company’s long-term goal of reducing leverage metrics;

•	Renegotiated terms on four loan agreements and entered into an interest rate swap arrangement that is estimated to save $1.1 million annually; and

•	Achieved inclusion to the MSCI US REIT Index (RMZ).

2019 Total Stockholder Return

The total return for our common stock in 2019 was 42.6%. In comparison, the SNL US REIT Office index and the SNL US REITs $500M-$1B index generated a 27.5% and 27.6% total return respectively. The Company exceeded the average of these two indices by approximately 55% during 2019. As of December 31, 2019, the SNL US REIT Office index was comprised of 22 publicly traded US office REITs. The Compensation Committee believes that the SNL US REIT Office index provides an appropriate group of peer REITs with a focus similar to the Company’s and represents an appropriate basis for comparison of our total stockholder return. As of December 31, 2019, the SNL US REITs $500M-$1B index was comprised of 22 publicly traded U.S. REITs. The Compensation Committee believes that the SNL US REITs $500M-$1B index provides an appropriate group of peer REITs similar to the Company’s size and represents an appropriate basis for comparison of our total stockholder return.

Long-Term Stockholder Return

As of December 31, 2019, our long-term total stockholder return was 63.4% since the Company’s initial public offering in April 2014 (which has been during the tenure of the NEOs). In comparison, the SNL US REIT Office index and the SNL US REITs $500M-$1B index generated a 39.2% and 32.5% total return respectively. The Company exceeded the average of these two indices by approximately 77% over this time period.

Compensation Philosophy and Objectives

Executive Compensation Principles

We have established our compensation program to achieve various short and long-term objectives. Our overriding philosophy is to establish lower than average “guaranteed” base salaries but provide our NEOs the ability to earn higher than average total remuneration through demonstrated performance that aligns with our stockholders.

Our compensation program includes (i) a base salary component, (ii) an annual cash incentive compensation potential, and (iii) a long-term equity incentive potential. The Compensation Committee judges performance based on detailed criteria (the “Performance Objectives”) that are established at the beginning of the year and are discussed elsewhere in this Proxy Statement under the heading —“2019 Performance Objectives”.

The compensation program for our executives is designed to achieve the following core objectives:

•	Attract and retain executives capable of performing at the highest levels of our industry;

•	Create and maintain a performance-focused culture, by rewarding company and individual performance based upon objective, predetermined metrics;

•	Align the interests of our executives and stockholders by motivating executives to achieve key corporate goals and objectives that should enhance stockholder value;

•	Ensure that unsatisfactory performance has consequences and will derive materially reduced incentive compensation;

•	Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to both corporate and individual performance; and

•	Motivate our executives to manage our business to meet and appropriately balance our short– and long-term objectives.

Compensation Best Practices

The Compensation Committee and management periodically review the compensation and benefit programs for executives and other employees to align them with the core objectives discussed above. Additionally, we compare both compensation and Company performance against peer companies when evaluating the appropriateness of our compensation. We have implemented a number of measures in an effort to align the interests of the Company’s NEOs with those of our stockholders, while also driving performance and achievement of long-term goals. Below we highlight our compensation and governance practices that support these principles.

What we do:

✓

Utilize a compensation structure that uses base salaries set below the peer group average with the potential to earn higher than average total remuneration through additional compensation awarded for measured performance;

✓	Link annual cash and long-term equity incentive compensation to the achievement of pre-established Performance Objectives;

✓	Provide long-term equity incentive compensation in the form of a mix of restricted stock units with time and performance-conditioned vesting to promote long-term stockholder alignment and continuity;

✓	Balance short-term and long-term incentives;

✓	Align executive compensation with stockholder returns;

✓	Use appropriate peer groups when establishing compensation;

✓	Provide the independent Compensation Committee with full discretion to score the achievement of the Performance Objectives;

✓	Provide the independent Compensation Committee with full discretion to hire an independent compensation consultant to assist with peer group analysis or other relevant matters;

✓	Implement stock ownership guidelines to help align the interests of our NEOs with the interests of our stockholders; and

✓

We have adopted an incentive award recoupment policy (our “Recoupment Policy”), pursuant to which, under limited circumstances, we may seek to recover incentive-based compensation from any current or former executive officer who received incentive-based compensation during a specified look-back period.

What we don’t do:

✗	Provide extensive perquisites to our NEOs;

✗	Provide pension plans, deferred compensation plans or supplemental executive retirement plans;

✗	Permit our officers and directors to purchase or sell any derivative securities based on the Company’s equity securities; and

✗	Guarantee salary increases, bonuses, equity grants or provide for tax gross-ups.

Compensation Review Process

Role of the Compensation Committee and Management

The Compensation Committee evaluates Company and individual performance when making compensation recommendations to the Company’s Board of Directors with respect to our NEOs. In making decisions regarding NEO remuneration, the Compensation Committee considers recommendations from our Chief Executive Officer (“CEO”) with respect to the performance and contributions of each of the other NEOs but acts in its sole and absolute discretion.

Market Data and Peer Sets

A key consideration in determining levels of base and incentive compensation is the pay practices and performance of our peer sets, which consist of two groups: (1) publicly traded office REITs; and (2) other publicly traded REITs that are substantially comparable in size to the Company. We use two peer groups because we compete most directly with other publicly traded office REITs for human capital, investments, etc., but because we are one of the smaller office REITs, we believe it is important to also consider compensation at companies of comparable size.

As part of our annual analysis, we utilize data provided by our association with NAREIT. Each year, NAREIT sponsors a detailed compensation survey prepared by independent consultant FPL Associates, L.P. In 2019, 126 companies participated in the survey, representing 69% of the equity market capitalization of listed REITs. The data is segmented into an analysis of base salary, total cash compensation and total remuneration. Data is further segmented based on the 25th percentile, median, average and 75th percentile by role, market segment and other factors.

As part of our annual analysis, the Compensation Committee evaluates the range of data within both the publicly traded office REIT sector, as well as REITs that have a total capitalization under $1.5 billion. When analyzing this data cohort, the Compensation Committee considers the fact that the Company is one of the smaller entities within the publicly traded office REIT sector and one of the largest entities within the sub– $1.5  billion total capitalization sector.

2019 Performance Objectives

On October 30, 2018, the Company’s Board of Directors approved a five-year strategic plan and an operating budget for 2019. The Board of Directors believes that the successful execution of the five-year strategic plan and operating budget will position the Company for strong stockholder returns over the long-term. The targets from the strategic plan and operating budget were used to develop specific operating and financial performance targets in order to measure progress. Subsequently, the Compensation Committee approved the creation of the Performance Objectives and relative weightings, which it believed would appropriately measure progress towards the achievement of both the strategic plan and the operating budget. The Compensation Committee, at its January 22, 2019 meeting, approved various Performance Objectives for 2019 and the concepts are summarized below:

1.	Operational Targets. The Compensation Committee believes that setting specific targets related to operations derived from the annual business plan and strategic plan is an appropriate measure of the

Company’s performance. Such targets in 2019 included achieving overall leasing targets and targets for specific tenants and properties, executing early lease extensions with key tenants, completion of material renovation projects on time and on budget, compliance related to the first year of auditor attestation under the Sarbanes-Oxley Act of 2002 (“SOX”), specific human resources goals and the development of integrated forecasting and budget tools to enhance long-term forecasting capabilities.

2.

Financial Measure Targets. The Compensation Committee believes that establishing specific targets related to quantifiable financial measures derived from the annual business plan and strategic plan is an appropriate measure of corporate performance. The targets included various performance metrics. They included performance relating to Core FFO, normalized per share FFO growth, Same Store Cash NOI growth, portfolio NOI growth, and leverage targets, among others.

We use FFO, which The National Association of Real Estate Investment Trusts (“NAREIT”) states should represent net income or loss (computed in accordance with U.S. generally accepted accounting principles) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate, as a supplemental performance measure, because we believe that FFO is beneficial as a starting point in measuring our operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO can be used as a basis to compare our operating performance to that of other REITs.

We also believe Core FFO, calculated using FFO as defined by NAREIT and adjusting for certain other non-core items, such as deducting acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in the fair value of contingent consideration and the amortization of stock-based compensation, provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance.

We define NOI as total rental and other revenues less property operating expenses. We consider NOI to be an appropriate supplemental performance measure to net income because we believe it provides information useful in understanding the core operations and operating performance of our portfolio. We believe that Same Store Cash NOI, calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented (excluding properties that were not stabilized during both of the applicable reporting periods), is an important measure of comparison, because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods.

3.

Acquisition & Divestiture Targets. The Compensation Committee believes that setting specific targets related to acquisition quality and volume as well as capital recycling activities is an appropriate measure of corporate performance. Such targets in 2019 included meeting acquisition and disposition targets, diversifying across new markets or those with under weighting and executing capital recycling initiatives to enhance Core FFO.

4.

Share Performance & Total Return Targets. The Compensation Committee believes that setting specific targets related to the total return performance of our common stock relative to the peer set is an appropriate measure of overall and corporate performance. Such targets in 2019 also included gaining admittance into the MSCI US REIT Index (RMZ).

5.

Capital Markets and Investor Relations Targets. The Compensation Committee believes that setting specific targets related to capital raising activities and investor relations based on our annual strategic plan is an appropriate measure for a growth-oriented company. Such targets in 2019 included targets for efficiently raising capital at higher prices, minimizing dilution to existing stockholders, diversifying the stockholder composition and expanding key financial relationships.

The Compensation Committee established the following relative weightings for these Performance Objectives in 2019:

Each Performance Objective is measured between 0-200% of the target weighting, with 100% established as target performance. The Compensation Committee believes that the 2019 Performance Objectives were established with the goal of promoting both short and long-term stockholder value. In addition, the Compensation Committee believes that maintaining an ability to reward specific accomplishments outside of the Performance Objective criteria that generate incremental stockholder value is an important alignment tool. The Compensation Committee retains the ability to make one-time adjustments in determining performance to reward special achievements or to account for negative factors.

2019 Performance Evaluation

At its January 22, 2020 meeting, the Compensation Committee evaluated the Company’s actual performance against the 2019 Performance Objectives and formulated a recommendation to the Company’s Board of Directors. Key factors driving the Compensation Committee’s conclusions included, among other factors:

1.

Operational Targets. The Compensation Committee considered the growth in occupancy from 90.4% at the beginning of the year to 91.9% as of December 31, 2019, the renewal of a major tenant with a premium rental rate and low tenant improvement cost, execution of multiple renovation programs on budget and on schedule, the successful implementation of key controls and testing for new SOX compliance, implementation of a robust portfolio forecasting tool integrating the company’s leasing data base and operating budgets, and various human resources targets related to geographic diversity, redundancy and team composition.

2.

Financial Measure Targets. The Compensation Committee considered (after factoring the lag between 2019 equity capital raises and full deployment), the achievement of normalized Core FFO per share targets, normalized per share FFO growth, the growth in Same Store Cash NOI of 4.3% (which exceeded the top end of initial guidance), portfolio NOI growth of approximately 24% and progress towards enhanced balance sheet metrics, including lowering overall net debt to enterprise value and net debt to earnings before interest, taxes, depreciation and amortization. The Compensation Committee considered management’s proactive renegotiation of various loans, which resulted in estimated annual savings of approximately $0.8 million, plus the timely execution of a five-year interest rate swap agreement, which is expected to save an additional approximately $0.3 million annually.

3.

Acquisition & Divestiture Targets. The Compensation Committee considered the acquisition of $144 million of properties at a 7.3% weighted average year-one cash capitalization rate, the entering of the Seattle market with a quality property positioned for long-term growth, the further expansion in the

Portland market (which previously was the Company’s smallest market) through the acquisition of Cascade Station, the sale of three non-core assets to better align the Company’s portfolio to its strategy, and the execution of a sale agreement to sell approximately half of the Circle Point land parcel acquired in 2018 for over 100% of the full purchase price of the land, while retaining an attractive office development site.

4.

Share Performance & Total Return Targets. The Compensation Committee considered exceptional share performance, both in 2019 and since our IPO. As indicated above, the Company’s total return results in 2019 were approximately 55% higher than than the average of our SNL US REIT Office index and SNL US REITs $500M-$1B index peer sets, and since April 2014, performance has been approximately 77% higher than the average of those two peer sets. In addition, the Company was admitted into the MSCI US REIT Index (RMZ) on November 26, 2019, which could result in greater investor exposure and liquidity over time.

5.

Capital Markets and Investor Relations Targets. The Compensation Committee considered the execution of the Company’s capital markets activity, which included raising an aggregate $202 million of common equity in 2019 at an average gross price of $13.56 per common share (the highest price since IPO) and the expansion and diversification of the stockholder base. Management also achieved its medium-term total capitalization growth target ahead of schedule and made substantial progress towards its long-term total capitalization growth target.

Structure and Components of the Executive Compensation Program

Our compensation program for NEOs generally consists of base salary, annual cash incentive compensation potential and long-term equity incentive compensation potential. Each year the Compensation Committee establishes a set of Performance Objectives (discussed further above) and weightings for each Performance Objective, which is used in evaluating performance and determining total remuneration of our NEOs.

Base Salary

Base Salaries for NEOs are determined by position, which takes into consideration the scope of job responsibilities, the employee’s level of experience and expertise and competitive market compensation paid by other companies for similar positions. Base salaries for NEOs are generally fixed by the Compensation Committee for a two-year period and reviewed for adjustment every second year and set to a level to attract and retain high-quality professionals; however, our Compensation Committee reviews base salaries paid by our peer group on an annual basis to determine if adjustments should be made more frequently. Under guidelines established by our Compensation Committee, the target for Base Salaries for our NEOs is intended to be below the average of our SNL US REIT Office index and US REITs under $1.5B market capitalization peer sets while providing the ability to achieve above average total remuneration based on achieving strong performance.

On February 1, 2018, we, through a wholly owned subsidiary, entered into Employment Agreements (collectively, the “Original Employment Agreements”) with each of our NEOs. On July 31, 2019, we, through a wholly-owned subsidiary, entered into amendments to the Original Employment Agreements (collectively with the Original Employment Agreements, the “Employment Agreements”) with each of our NEOs. See “Certain Relationships and Related Person Transactions.”

For 2019, the Compensation Committee recommended and the Board of Directors approved the following Base Salary compensation for our NEOs:

Recipient	2019 Base Salary
James Farrar	$400,000
Gregory Tylee	$400,000
Anthony Maretic	$275,000

Annual Cash Incentive Compensation

Our NEOs have the opportunity to earn an annual cash incentive compensation designed to reward annual corporate performance. In determining the actual annual cash incentive compensation paid to an NEO, the Compensation Committee provides a score for each Performance Objective. For 2019, the target annual cash incentive compensation percentage was equal to 100% of each NEO’s base salary. However, the percentage amount an NEO may earn under this program generally can range from 0-200% of base salary as determined by the Compensation Committee’s measurement of achievement against the Performance Objectives, subject to special circumstance adjustments that may be approved by the Compensation Committee in its discretion.

The Compensation Committee considered the Company’s actual performance for 2019 against the 2019 Performance Objectives and took into account special consideration for the $2.6 million of income recognized from monetizing a value-add building purchase contract during the year, which was outside of the 2019 Performance Objectives. Based on those considerations, the Compensation Committee made the following annual cash incentive compensation recommendations for 2019 performance, which were subsequently approved by the Company’s Board of Directors on January 27, 2020.

Recipient	2019 Annual Cash Incentive Compensation
James Farrar	$1,040,000
Gregory Tylee	$1,040,000
Anthony Maretic	$440,000

Long-Term Equity Incentive Compensation

Our NEOs are eligible to receive long-term equity incentive compensation under the Company’s Equity Incentive Plan (the “EIP”) that promotes our long-term success by aligning the NEOs interests with the interests of our stockholders. The long-term equity incentive compensation plan provides NEOs with an ownership interest in our company through restricted stock units. Such compensation is typically granted during the first quarter of each year relating to the prior year’s performance.

The Compensation Committee may, from time to time pursuant to the EIP, grant our NEOs certain equity-based awards. These awards are designed to align the interests of our NEOs with those of our stockholders by allowing our NEOs to share in the creation of value for our stockholders through capital appreciation and dividends. These equity awards are generally subject to vesting requirements, and are designed to promote the retention of management and to achieve strong performance for our company. Our NEOs and independent directors are subject to certain stock ownership guidelines and our NEOs are subject to an additional requirement to hold an amount of our common stock having an aggregate value of at least a certain multiple of the NEO’s annual base salary. For more information on our stock ownership guidelines, see the discussion elsewhere in this Proxy Statement under the heading “—Stock Ownership Guidelines.”

REIT regulations require us to pay at least 90% of our REIT taxable income to stockholders as dividends. As a result, we believe that our common stockholders are interested in receiving attractive risk-adjusted dividends and the growth of our market capitalization. Accordingly, we want to provide incentives to our NEOs that reward success in achieving these goals. We believe that equity-based awards serve to align the interests of our NEOs with the interests of our stockholders since the value our NEOs receive from these awards is largely dependent on the value of our common stock, the potential for appreciation of that value and our capability to pay dividends. We believe that this alignment of interests provides an incentive to our NEOs to implement strategies that will enhance our overall performance.

Long-Term Equity Incentive Compensation Objectives

The issuance of restricted stock units is an important motivational and retention tool that serves to drive performance and deter our NEOs from seeking other employment opportunities. We also believe that it creates a good long-term alignment between our NEOs and stockholders. We utilize time-based restricted stock that vests ratably on an annual basis over a three-year term. If an NEO leaves the employment of the Company, generally unvested restricted stock units are immediately forfeited, except in limited circumstances. Dividends received on the restricted stock units are accrued at the same rate and on the same date as our common stock and remain subject to forfeiture.

The Compensation Committee also designs long-term incentive awards to ensure that our NEOs have a continuing stake in our long-term success, that the total compensation realized by our NEOs reflects our multi-year performance as measured by the efficient use of capital and changes in stockholder value, and that a large portion of their total compensation opportunity is earned over a multi-year period and could be forfeitable in the event of termination of their service to us or our affiliates. This intent is reinforced through our stock ownership guidelines and our Recoupment Policy.

Our overall approach for setting the level of long-term equity incentive compensation is to create and sustain long-term stockholder value while rewarding employee performance. Under the guidelines established by our Compensation Committee, the targeted total remuneration of our NEOs is intended to represent market level remuneration, adjusted up or down based on performance. When considering market remuneration, our Compensation Committee evaluates remuneration levels of our publicly traded REIT peer set and considers our relative size versus the comparison peer group. As we intentionally set Base Salaries below the average of our peer group, the long-term equity incentive compensation component is intended to comprise a material portion of total remuneration if strong performance is achieved by the NEOs.

Grants of Equity Compensation to our NEOs in 2019

During the fiscal year ended December 31, 2019, pursuant to the restricted stock unit award agreements and under our EIP, we issued 50,000 restricted stock units to Mr. Farrar, 50,000 restricted stock units to Mr. Tylee and 25,000 restricted stock units to Mr. Maretic. These restricted stock unit award agreements were approved by the Company’s Board of Directors, as recommended by the Compensation Committee, on January 25, 2019, pursuant to the EIP. The awards were made pursuant to restricted stock unit award agreements between the Company and each of its NEOs, subject to vesting over a three-year period. These restricted stock units vest in three equal installments on each of the first three anniversaries of the grant date and shall vest in full upon the termination of employment without Cause (as defined in the form of award agreement). If earned, these restricted stock units will be settled in the form of shares of our common stock, pursuant to the EIP, or if approved by the Compensation Committee, in cash of equivalent value. Restricted stock units do not entitle the recipient the rights of a holder of common stock until shares are issued in settlement of the vested units. The restricted stock units carry the right to receive dividends pursuant to the restricted stock unit award agreements, which will be reinvested in shares of our common stock and delivered to the applicable NEO upon, and subject to, satisfaction of the vesting criteria applicable to the related restricted stock units. In connection with the declaration of dividends of $0.235 per share on December 21, 2018, of $0.235 on March 15, 2019, of $0.235 per share on June 14, 2019, and of $0.235 per share on September 16, 2019, Mr. Farrar was granted an additional 10,668 restricted stock units, Mr. Tylee was granted an additional 10,668 restricted stock units and Mr. Maretic was granted an additional 4,702 restricted stock units. These additional restricted stock units vest in accordance with the same vesting schedule, and upon the same conditions, as the underlying restricted stock units as to which the dividend equivalent rights were granted with respect to (generally vesting on the first three annual anniversaries of the original grant date). Future awards will be at the discretion of our Compensation Committee.

The long-term equity incentive compensation that was issued in January 2019 for each of the NEOs for calendar year 2018 performance is listed below.

Recipient	Restricted Stock Units Granted During Calendar 2019	Value of Restricted Stock Units Granted During Calendar 2019(1)
James Farrar	50,000	$561,500
Gregory Tylee	50,000	$561,500
Anthony Maretic	25,000	$280,750

(1)

The amounts represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit awards during the applicable fiscal year under the Company’s EIP; these amounts do not reflect the value of any dividend equivalents related to such restricted stock units.

New Form of Performance Restricted Stock Unit Award Agreement

On January 27, 2020, each of the Board of Directors and the Compensation Committee approved a new form of performance-based restricted unit award agreement (the “Performance RSU Award Agreement”) that will be used to grant performance-based restricted stock unit awards (“Performance RSU Awards”) pursuant to the EIP. The Performance RSU Awards are based upon the total stockholder return (“TSR”) of our common stock over a three-year measurement period beginning January 1, 2020 and ending on December 31, 2022 (the “Measurement Period”) relative to the TSR of the companies in the SNL US REIT Office index as of January 2, 2020 (the “2020 RSU Peer Group”). The payouts under the Performance RSU Awards are evaluated on a sliding scale as follows: TSR below the 30th percentile of the 2020 RSU Peer Group would result in a 50% payout; TSR at the 50th percentile of the 2020 RSU Peer Group would result in a 100% payout; and TSR at or above the 75th percentile of the 2020 RSU Peer Group would result in a 150% payout. Payouts are mathematically interpolated between these stated percentile targets, subject to a 150% maximum.

Subject to the terms of any applicable employment agreement, payouts of the Performance RSU Awards will vest, if at all, upon the completion of the Measurement Period, provided that the awardee remains continuously employed with the Company through the end of the applicable Measurement Period, except in certain cases of Changes of Control or a Covered Termination (as defined in the Performance RSU Award Agreement). Unless otherwise set forth in an awardee’s employment agreement, if applicable, upon the occurrence of a Covered Termination the awardee will continue to hold the Performance RSU Award through the last day of the Measurement Period, and the Performance RSU Award will vest as of such last day, if at all, based upon the above TSR sliding scale. To the extent earned, the payouts of the Performance RSU Awards will be settled in the form of shares of our common stock, pursuant to the EIP, or if approved by the Compensation Committee, in cash of equivalent value. Performance RSU Awards do not entitle the recipient to the rights of a holder of our common stock until shares are issued in settlement of the vested Performance RSU Awards. The Compensation Committee retains the discretion to remove or make adjustments to performance goals and vesting conditions under the Performance RSU Awards.

Upon satisfaction of the vesting conditions, dividend equivalents in an amount equal to all regular and special dividends declared with respect to our common stock during each annual measurement period during the Measurement Period are determined and paid on a cumulative, reinvested basis over the term of the applicable Performance RSU Award, at the time such award vests and based on the number of shares of our common stock that are earned. For example, if at the time of vesting TSR of the our common stock is at the 50th percentile of the 2020 RSU Peer Group, the payout of 100% of the Performance RSU Award would include dividend equivalents on all of the shares of our common stock paid out on a reinvested basis over the Measurement Period. Dividend equivalents are not paid on Performance RSU Awards prior to full vesting.

Grants of Equity Compensation to our NEOs Year-to-Date in 2020

As detailed above, our long-term equity incentive compensation is typically granted during the first quarter of each year relating to the prior year’s performance. After consideration of the Company’s actual performance against the 2019 Performance Objectives, the total remuneration of the NEOs versus the Company’s peer sets, and overall performance, the Compensation Committee and Board of Directors approved and issued the following restricted stock units and Performance RSUs to our NEOs on January 27, 2020, which will be reflected in the 2020 total compensation table:

Recipient	Number of Restricted Stock Unit Awards Awarded	Number of Performance RSU Awards Awarded
James Farrar	40,000	40,000
Gregory Tylee	40,000	40,000
Anthony Maretic	17,500	17,500

Upon satisfaction of the vesting conditions for the Performance RSUs, as dividends are paid on the shares of our common stock, additional restricted stock unit awards will be issued covering the number of shares of our common stock with a value equivalent to the total dividends that will be paid on the number of shares of our common stock underlying the restricted stock unit awards or Performance RSUs, as applicable. Dividend equivalents are not paid on restricted stock unit awards prior to full vesting.

The Effect of Regulatory Requirements on Our Executive Compensation

IRC Sections 280G and 4999. IRC Section 280G limits our ability to take a tax deduction for certain “excess parachute payments” (as defined in Section 280G) and IRC Section 4999 imposes excise taxes on each executive that receives “excess parachute payments” paid by CIO in connection with a change in control. The Compensation Committee does not anticipate that the Company would be required to pay non-deductible compensation upon any change in control of the Company.

Accounting Rules. Various rules under generally accepted accounting principles determine the manner in which CIO accounts for grants of equity-based compensation to our employees in our financial statements. The Compensation Committee takes into consideration the accounting treatment of alternative grant proposals under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation” (formerly, FASB Statement 123R), or FASB ASC Topic 718, when determining the form and timing of equity compensation grants to employees, including our NEOs. The accounting treatment of such grants, however, is not determinative of the type, timing, or amount of any particular grant of equity-based compensation to our employees.

Potential Impact on Compensation from Executive Misconduct. Effective February 25, 2020, the Company’s Board of Directors adopted the Recoupment Policy that permits the Company to recoup any cash bonus awarded and any equity-based awards granted to the NEOs pursuant to the EIP in the event that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under federal securities laws or as a result of certain misconduct by such NEO during a specified look-back period. The Recoupment Policy also permits the recoupment of compensation from the NEOs under limited circumstances when misconduct by an NEO has occurred but no restatement of financial statements is required. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Stock Ownership Guidelines

On March 9, 2017, we adopted stock ownership guidelines for our NEOs and independent directors. This policy requires that each of our independent directors achieve ownership of our common stock having an aggregate value of at least three times his or her total annual base compensation in effect as of the date he or she first became an independent director prior to the fifth anniversary of the earlier of (a) February 1, 2016 or (b) the date he or she was first elected or appointed an independent director. In addition, we adopted a policy requiring each of our NEOs to achieve ownership of our common stock having an aggregate value of a certain multiple of the executive’s annual base salary. Such multiples are as follows:

Position	Multiple
Chief Executive Officer	4x
Chief Operating Officer and President	3x
Chief Financial Officer, Secretary and Treasurer	3x

Say on Pay Vote Results

Until December 31, 2019, the Company qualified as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we were permitted to, and relied on exemptions, from certain disclosure requirements under the JOBS Act that are applicable to other companies that are not emerging growth companies. Accordingly, we were not required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” compensation advisory votes pursuant to Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), prior to December 31, 2018. Effective January 1, 2020, we no longer qualified as an “emerging growth company” under the JOBS Act and are required to submit certain executive compensation matters to our stockholders for advisory votes, such as “say-on-pay” and “say-on-frequency” compensation advisory votes, beginning with the 2020 Annual Meeting.

Role of Management and Compensation Consultants

During 2019, the Compensation Committee did not retain an independent compensation consultant, though the Compensation Committee has the sole authority to retain, and terminate, any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention.

Changes for 2020

As described elsewhere in this Proxy Statement under the heading “—Structure and Components of the Executive Compensation Program—New Form of Performance Restricted Stock Unit Award Agreement,” on January 27, 2020, each of the Board of Directors and the Compensation Committee approved a new form of Performance RSU Award Agreement that will be used to grant Performance RSU Awards pursuant to the EIP. The Performance RSU Awards are based upon the TSR of our common stock over a three-year Measurement Period. The payouts under the Performance RSU Awards are evaluated on a sliding scale and the Compensation Committee retains the discretion to remove or make adjustments to performance goals and vesting conditions under the Performance RSU Awards. We expect to issue our NEOs a combination of time-based restricted stock units and Performance RSUs dependent upon such NEO’s performance. The Compensation Committee believes that the implementation from time to time of new types of restricted stock unit awards and other awards is an important measure to attract and retain talented executives while further aligning the goals of our NEOs and non-executive employees with our stockholders.

Compensation Committee Report

The Compensation Committee is responsible for, among other things, discharging the Board of Directors’ responsibilities relating to compensation of the Company’s executives, including recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company. The Compensation Committee has reviewed the Compensation Discussion and Analysis herein and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2020 proxy statement for filing with the United States Securities and Exchange Commission.

The Compensation Committee of the Board of Directors:

Mark Murski, Chairman

Sabah Mirza

John Sweet

Summary Compensation Table

The table below summarizes the total compensation paid or awarded to each of our NEOs for the fiscal years indicated.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
James Farrar, Chief Executive Officer	2019	(2)	$400,000	$1,040,000	$689,794	—	$2,129,794
	2018	(2)	$400,000	$540,000	$684,006	—	$1,624,006
	2017	(2)	$325,000	$355,000	$538,378	—	$1,218,378

Gregory Tylee, Chief Operating Officer and President	2019	(2)	$400,000	$1,040,000	$689,794	—	$2,129,794
	2018	(2)	$400,000	$540,000	$684,006	—	$1,624,006
	2017	(2)	$325,000	$355,000	$538,378	—	$1,218,378

Anthony Maretic, Chief Financial Officer, Secretary and Treasurer	2019	(2)	$275,000	$440,000	$336,864	—	$1,051,864
	2018	(2)	$250,000	$337,500	$411,293	—	$998,793
	2017	(2)	$180,000	$202,000	$328,146	—	$710,146

(1)

The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit awards during the applicable fiscal year under the Company’s EIP.

(2)	The NEOs received an annual base salary pursuant to their respective Employment Agreements and also received grants of restricted stock units pursuant to the EIP.

Grant of Plan-Based Awards

The following table sets forth certain information regarding the grants of plan-based awards to our NEOs under the EIP during the fiscal year ended December 31, 2019.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
James Farrar
Restricted Stock Units	10/25/2019	2,556	$34,250
Restricted Stock Units	7/25/2019	2,763	$33,598
Restricted Stock Units	4/25/2019	2,897	$32,910
Restricted Stock Units	1/25/2019	52,452	$589,036
Gregory Tylee
Restricted Stock Units	10/25/2019	2,556	$34,250
Restricted Stock Units	7/25/2019	2,763	$33,598
Restricted Stock Units	4/25/2019	2,897	$32,910
Restricted Stock Units	1/25/2019	52,452	$589,036
Anthony Maretic
Restricted Stock Units	10/25/2019	996	$13,346
Restricted Stock Units	7/25/2019	1,078	$13,108
Restricted Stock Units	4/25/2019	1,130	$12,837
Restricted Stock Units	1/25/2019	26,498	$297,573

(1)

Reflects the allocable number of restricted stock unit awards in 2019 under the EIP. The restricted stock units vest ratably over three years and carry the right to receive dividends (through a related grant of dividend equivalent rights), which will be reinvested in shares of our common stock and delivered to the applicable executive upon, and subject to, satisfaction of the vesting criteria applicable to the related restricted stock units.

(2)

The amounts included in the Grant Date Fair Value of Stock Award column represents the grant date fair value of the awards made to the NEOs in 2019 computed in accordance with FASB ASC Topic 718, using closing prices for our common stock of: (i) $11.23 per share on January 25, 2019; (ii) $11.36 per share on April 25, 2019; (iii) $12.16 per share on July 25, 2019; and (iv) $13.40 per share on October 25, 2019.

Outstanding Equity Awards at Fiscal Year-End 2019

The following table sets forth certain information regarding the outstanding equity awards to our NEOs at December 31, 2019.

Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
James Farrar	104,304	(2)	$1,410,190
Gregory Tylee	104,304	(2)	$1,410,190
Anthony Maretic	57,827	(3)	$781,821

(1)

Pursuant to SEC rules, for purposes of this table the market value of unvested restricted stock units is assumed to be $13.52, the closing market price per share of the Company’s common stock at the end of the last completed fiscal year, December 31, 2019.

(2)

Included in this number are restricted stock units granted on the dates and in the amounts listed below. The market value of the amount to be earned upon vesting is based on the closing price of our common stock on the NYSE on December 31, 2019, which was $13.52 per share, and restricted stock units that have not vested, including dividend equivalents thereon, in the amounts of: (i) 14,412 restricted stock units granted on February 15, 2017; (ii) 36,961 restricted stock units granted on January 25, 2018; and (iii) 52,931 restricted stock units granted on January 25, 2019.

(3)

Included in this number are restricted stock units granted on the dates and in the amounts listed below. The market value of the amount to be earned upon vesting is based on the closing price of our common stock on the NYSE on December 31, 2019, which was $13.52 per share and restricted stock units that have not vested, including dividend equivalents thereon, in the amounts of: (i) 9,059 restricted stock units granted on February 15, 2017; (ii) 22,302 restricted stock units granted on January 25, 2018; and (iii) 26,466 restricted stock units granted on January 25, 2019.

Potential Payments Upon Termination or Change in Control

Termination Without Cause, Resignation With Good Reason

Pursuant to such NEO’s employment agreement with us, if the NEO’s employment is terminated by the Company without cause or by the NEO upon a resignation with good reason, subject to the execution by the NEO of a release and waiver of claims, the NEO shall be entitled to receive, and the Company shall pay or provide the NEO:

•	any annual base salary, annual cash bonus or other benefit accrued through, but unpaid as of, the date of termination;

•	a single cash payment equal to the NEO’s annual base salary as in effect on the date the NEOs employment terminates;

•	a single cash payment of the average annual cash bonus paid to the NEO for the prior two fiscal years preceding the termination;

•	a single cash payment equal to the NEO’s annual bonus for the prior fiscal year prorated for the days served in the current fiscal year;

•	a single cash payment of the average amount granted to the NEO under the EIP for the prior two fiscal years preceding the termination;

•	continued coverage under the Company’s group health plan for twelve months; and

•	immediate vesting of all outstanding awards granted to the NEO under the EIP.

The following table sets forth the total cost that the Company would have incurred and the payments the NEOs would have received if the NEO’s employment was terminated by the Company without cause or by the

NEO upon a resignation with good reason as of December 31, 2019, assuming the NEOs employment agreements were in place as of such date:

	Cash Payments for:
Name	Base Salary in Effect on the Termination Date ($)	Average Annual Cash Bonus for Prior Two Fiscal Years ($)	Prorated Annual Cash Bonus for Days Served in Current Fiscal Year ($)	Average Value of Shares or Units of Stock Granted for Prior Two Fiscal Years ($)		Continued Group Health Plan Coverage ($)	Total Cost of Termination ($)
James Farrar	$400,000	$447,500	$540,000	$611,192	(1)	$—	$1,998,692
Gregory Tylee	$400,000	$447,500	$540,000	$611,192	(1)	$—	$1,998,692
Anthony Maretic	$275,000	$269,750	$337,500	$369,720	(2)	$—	$1,251,970

(1)

Calculated by averaging the value of shares or units of stock granted as follows: (i) $684,006 of restricted stock unit grants during the fiscal year ended December 31, 2018; and (ii) $538,378 of restricted stock unit grants during the fiscal year ended December 31, 2017.

(2)

Calculated by averaging the value of shares or units of stock granted as follows: (i) $411,293 of restricted stock unit grants during the fiscal year ended December 31, 2018; and (ii) $328,146 of restricted stock unit grants during the fiscal year ended December 31, 2017.

Termination for Cause, Voluntary Termination by the NEO without Good Reason or for a Disability

Pursuant to such NEO’s employment agreement with us, if the NEO’s employment is terminated by the Company for cause, or if the NEO resigns or is unable to perform his employment obligations as a result of a disability which cannot be reasonably accommodated or otherwise voluntarily terminates his employment (other than for good reason), the NEO shall be entitled to receive, and the Company shall pay or provide the NEO, any annual base salary, annual cash bonus or other benefit accrued through, but unpaid as of, the date of termination, but the NEO shall not be entitled to receive any other compensation or benefits on and after the date of termination.

The following table sets forth the total cost that the Company would have incurred and the payments the NEOs would have received if the NEO’s employment was terminated by the Company for cause, or if the NEO resigned or was unable to perform his employment obligations as a result of a disability which cannot be reasonably accommodated or otherwise voluntarily terminates his employment (other than for good reason), as of December 31, 2019, assuming the NEOs employment agreements were in place as of such date:

Cash Payments for:
Name	Base Salary in Effect on the Termination Date ($)	Average Annual Cash Bonus for Prior Two Fiscal Years ($)	Prorated Annual Cash Bonus for Days Served in Current Fiscal Year ($)	Average Value of Shares or Units of Stock Granted for Prior Two Fiscal Years ($)	Continued Group Health Plan Coverage ($)	Total Cost of Termination ($)
James Farrar	$—	$—	$—	$—	$—	$—
Gregory Tylee	$—	$—	$—	$—	$—	$—
Anthony Maretic	$—	$—	$—	$—	$—	$—

Death

Pursuant to such NEO’s employment agreement with us, if the NEO dies before the NEO’s employment is terminated by the Company, the NEO’s survivors or estate, as applicable, shall be entitled to receive, and the Company shall pay or provide the NEO’s survivors or estate, as applicable, subject to the execution by the survivors or estate, as applicable, of a release and waiver of claims any annual base salary, annual cash bonus or other benefit accrued through, but unpaid as of, the date of termination, and all outstanding awards granted to the NEO under the EIP shall become fully vested.

The following table sets forth the total cost that the Company would have incurred and the payments the NEOs would have received if the NEO had died as of December 31, 2019, assuming the NEOs employment agreements were in place as of such date:

Name	Cash Payment(s) ($)	Continued Group Health Plan Coverage ($)	Number of Shares or Units of Stock to Vest Upon Death (#)		Value of Shares or Units of Stock to Vest Upon Death ($)(1)	Total Cost of Termination ($)
James Farrar	$—	$—	104,304	(2)	$1,410,190	$1,410,190
Gregory Tylee	$—	$—	104,304	(2)	$1,410,190	$1,410,190
Anthony Maretic	$—	$—	57,827	(3)	$781,821	$781,821

(1)

Pursuant to SEC rules, for purposes of this table the market value of unvested restricted stock units is assumed to be $13.52, the closing market price per share of the Company’s common stock at the end of the last completed fiscal year, December 31, 2019.

(2)

Included in this number are restricted stock units granted on the dates and in the amounts listed below. The market value of the amount to be earned upon vesting is based on the closing price of our common stock on the NYSE on December 31, 2019, which was $13.52 per share, and restricted stock units that have not vested, including dividend equivalents thereon, in the amounts of: (i) 14,412 restricted stock units granted on February 15, 2017; (ii) 36,961 restricted stock units granted on January 25, 2018; and (iii) 52,931 restricted stock units granted on January 25, 2019.

(3)

Included in this number are restricted stock units granted on the dates and in the amounts listed below. The market value of the amount to be earned upon vesting is based on the closing price of our common stock on the NYSE on December 31, 2019, which was $13.52 per share and restricted stock units that have not vested, including dividend equivalents thereon, in the amounts of: (i) 9,059 restricted stock units granted on February 15, 2017; (ii) 22,302 restricted stock units granted on January 25, 2018; and (iii) 26,466 restricted stock units granted on January 25, 2019.

Change in Control

Pursuant to such NEO’s employment agreement with us, in the event of a change in control of the Company, all outstanding awards granted to the NEO under the EIP fully vest immediately upon the change in control. In addition, if the NEO resigns for good reason within twelve months of a change in control, subject to the execution by the NEO of a release and waiver of claims, the NEO shall be entitled to receive:

•	a cash payment of two times the NEO’s annual base salary in effect at the time of the change in control;

•	a cash payment of two times the average annual cash bonus paid to the NEO for the prior two fiscal years preceding the change in control;

•	a cash payment equal to the NEO’s annual bonus for the prior fiscal year prorated for the days served in the current fiscal year;

•	a cash payment of two times the average amount granted to the NEO under the EIP for the prior two fiscal years preceding the change in control; and

•	continued coverage under the Company’s group health plan for twelve months.

The following table sets forth the total cost that the Company would have incurred and the payments the NEOs would have received if a change in control had occurred as of December 31, 2019, assuming the NEOs employment agreements were in place as of such date:

	Cash Payments for:
Name	Two Times the Base Salary in Effect on the Change of Control Date ($)	Two Times the Average Annual Cash Bonus for Prior Two Fiscal Years ($)	Prorated Annual Cash Bonus for Days Served in Current Fiscal Year ($)	Two Times the Average Value of Shares or Units of Stock Granted for Prior Two Fiscal Years ($)		Continued Group Health Plan Coverage ($)	Total Cost of Termination ($)
James Farrar	$800,000	$895,000	$540,000	$1,222,384	(1)	$—	$3,457,384
Gregory Tylee	$800,000	$895,000	$540,000	$1,222,384	(1)	$—	$3,457,384
Anthony Maretic	$550,000	$539,500	$337,500	$739,440	(2)	$—	$2,166,440

(1)

Calculated by multiplying (i) the average of (a) $684,006 of restricted stock unit grants during the fiscal year ended December 31, 2018 and (b) $538,378 of restricted stock unit grants during the fiscal year ended December 31, 2017, by (ii) two.

(2)

Calculated by multiplying (i) the average of (a) $411,293 of restricted stock unit grants during the fiscal year ended December 31, 2018 and (b) $328,146 of restricted stock unit grants during the fiscal year ended December 31, 2017, by (ii) two.

DIRECTOR COMPENSATION

We have approved and implemented a compensation program for our non-employee directors that consists of annual retainer fees and long-term equity awards. As compensation for serving on our Board of Directors, each director receives an annual base fee for his or her services of $30,000. In addition, each non-employee director receives a meeting fee of $1,000 for attending each Board of Directors meeting, committee meeting or telephonic meeting to approve investments in 2019. The Chairman of the Board of Directors receives an additional annual cash retainer of $15,000, the chair of the Audit Committee receives an additional annual cash retainer of $10,000, and the chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and Investment Committee receive an additional annual cash retainer of $5,000.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at Board of Directors and committee meetings.

Beginning on August 12, 2014 and until March 9, 2017, an independent director share grant program approved by our Board of Directors provided for each independent director to be granted a number of restricted stock units, up to 1,500 annually, equal to the number of shares of our common stock that such director purchased on the open market. The matching restricted stock units vested ratably over three years and carried the right to receive dividends (through the issuance of dividend equivalent rights), which were reinvested in shares of our common stock and delivered to the applicable independent director upon, and subject to, satisfaction of the vesting criteria applicable to the related restricted stock unit award agreements. Pursuant to this program, each of the independent directors were granted restricted stock units during the fiscal year ended December 31, 2017. On March 9, 2017, our Board of Directors repealed our independent director share grant program upon adoption of the minimum share ownership policy discussed elsewhere in this Proxy Statement under the heading “—Stock Ownership Guidelines.”

On January 25, 2019, the Compensation Committee awarded our directors with restricted stock units. The restricted stock units vest ratably over three years and carry the right to receive dividends (through a related grant of dividend equivalent rights), which will be reinvested in shares of our common stock and delivered to the applicable executive upon, and subject to, satisfaction of the vesting criteria applicable to the related restricted stock units. Pursuant to this program, each of Mr. McLernon, Mr. Flatt, Mr. Murski, Mr. Shraiberg and Mr. Sweet were each granted 4,000 restricted stock units.

We do not have, and we do not currently intend to adopt, any plans or programs for our directors that provide for pension benefits.

The table below sets forth information regarding the compensation paid or accrued by the Company during 2019 to each of our directors. James Farrar did not receive any additional compensation in connection with his role as a director.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(2)	Total($)
John McLernon	$63,000	$51,749	$114,749
William Flatt	56,000	51,761	107,761
Stephen Shraiberg(3)	45,000	51,727	96,727
Mark Murski(4)	47,000	53,866	100,866
John Sweet	49,000	51,478	100,478
Sabah Mirza(5)	28,500	—	28,500

	$288,500	$260,581	$549,081

(1)

On January 25, 2019 our compensation committee made a restricted stock unit grant to directors for 4,000 restricted stock units each. These awards vest over a three year period assuming the recipient remains on the Board of Directors through the applicable vesting date.

(2)

The amounts in the Stock Awards column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit awards during the applicable fiscal year under the EIP.

(3)	Mr. Shraiberg resigned as a member of our Board of Directors, effective February 25, 2020.
(4)	Fees earned were paid to Brookfield Asset Management at Mr. Murski’s request.
(5)	Ms. Mirza joined the Board of Directors in March 2019 and did not receive any stock awards in 2019.

Our NEOs and independent directors are subject to certain stock ownership guidelines and our NEOs are subject to an additional requirement to hold a greater amount of our common stock having an aggregate value of a certain multiple of the executive’s annual base salary. For more information on our stock ownership guidelines, see “—Stock Ownership Guidelines” contained elsewhere in this Proxy Statement.

Risk Management and the Company’s Compensation Policies and Procedures

As part of the Board of Directors’ role in risk oversight, the Compensation Committee considers the impact of our compensation plans, policies and practices, and the incentives created by the same, on our risk profile. Based on this consideration, the Compensation Committee concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company. Some of the factors the Compensation Committee considered as mitigating the risks of our compensation plans include:

•	The Compensation Committee retains discretion to determine incentive awards based on its consideration of multiple performance factors and does not rely on a purely formulaic approach;

•	CIO will respond to any misconduct by our NEO pursuant to the Recoupment Policy; and

•	Our stock ownership guidelines help to mitigate risk.

Equity Compensation Plan Information

The following table sets forth the number of securities to be issued upon exercise of outstanding options, warrants and rights; weighted average exercise price of outstanding options, warrants and rights; and the number of securities remaining available for future issuance under the EIP as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans(4)
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	335,416	(2)	N/A	(3)	1,269,893
Equity compensation plans not approved by security holders	—		—		—

Total(5)	335,416				1,269,893

(1)	Consists of the EIP approved by our sole stockholder in connection with the closing of our initial public offering.
(2)	Represents restricted stock units issued under our EIP.
(3)

A weighted average exercise price is not applicable for our restricted stock units, as such equity awards result in the issuance of shares of our common stock provided that such awards vest and, as such, do not have an exercise price. At December 31, 2019, 658,274 restricted stock units were vested and 335,416 restricted stock units were subject to time-based vesting.

(4)	Number of securities available for future issuance under our EIP that have been granted in connection with the issuance of RSUs.
(5)	All equity-based compensation plans have been approved by our stockholders.

PROPOSAL NO. 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Act, stockholders have the opportunity to vote, on an advisory basis, on the compensation of our Named Executive Officers. This is often referred to as “say-on-pay,” and provides you, as a stockholder, with the ability to cast a vote with respect to our 2019 executive compensation programs and policies and the compensation paid to the Named Executive Officers as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our Named Executive Officers reflects the following goals of our compensation program:

•	To provide overall compensation that is designed to attract and retain talented executives;

•	To create and maintain a performance-focused culture, by rewarding company and individual performance based upon objective, pre-determined metrics; and

•	To align the interest of our executives and stockholders by motivating executives to achieve key corporate goals and objectives that should enhance shareholder value.

Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation Committee will consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our Named Executive Officers.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by our Board of Directors, will not create or imply any change to or any additional fiduciary duties of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS

VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION.

PROPOSAL NO. 4. ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides stockholders with the opportunity to indicate, on an advisory basis, their preference as to the frequency of future advisory votes on executive compensation, often referred to as “say-on-frequency.” For this proposal, stockholders can indicate whether they would prefer that we hold future advisory votes on executive compensation every one, two or three years.

The optimal frequency of future advisory votes on executive compensation rests on a judgment about the relative benefits and burdens of each of the alternatives: one, two or three years. There have been diverging views expressed on this matter and the Board believes there is a reasonable basis for each of the choices. The Company recognizes that stockholders may have different views as to the best approach for the Company, and therefore, we look forward to hearing from stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

After careful consideration of the frequency alternatives, the Board recommends that future advisory votes on executive compensation should be held every one year, or on an annual basis.

Although the vote is non-binding, the Board and the Compensation Committee will consider the voting results in making a decision as to the Board’s policy regarding the frequency of future advisory votes on executive compensation.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS

VOTE “FOR” AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY “ONE YEAR.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies with Respect to Conflicts of Interest

We adopted a code of ethics and related persons transactions policy that prohibits transactions involving conflicts of interest between us on the one hand, and our officers, employees and directors on the other hand, except for such transactions that are approved by a majority of our directors (including a majority of our independent directors) in compliance with the code of ethics and related persons transactions policy. A “conflict of interest” arises when the private interest of a person covered by the code interferes in any material respect with our interests or his or her service to us. Waivers of our code of ethics for certain covered persons must be disclosed in accordance with NYSE and SEC requirements. In addition, our Board of Directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

We do not have a policy that expressly prohibits our directors, officers, security holders or any of our affiliates from engaging for their own account in business activities of the types conducted by us.

Administrative Services Agreements

In connection with the internalization of our management in February 2016, a subsidiary of the Company entered into an Administrative Services Agreement with the Second City funds (the “Original Administrative Services Agreement”). The Original Administrative Services Agreement has a three year term and pursuant to the agreement, the Company, including Jamie Farrar and Gregory Tylee, will provide various administrative services and support to the related entities managing the Second City funds. The Company’s subsidiary received annual payments for these services under the Original Administrative Services Agreement as follows: first 12 months—$1.5 million, second 12 months—$1.15 million and third 12 months—$0.625 million, for a total of $3.275 million over the three-year term.

On October 29, 2018, the Company entered into the First Amendment (the “Amendment”) to the Original Administrative Services Agreement with real estate investment funds affiliated with Second City Capital II Corporation and Second City Real Estate II Corporation (“SCRE II”). The terms of the Amendment became effective on February 1, 2019 (the “Effective Date”). After February 1, 2019, the annual fees payable to the Company will be $500,000 for the first twelve months following the Effective Date and thereafter an amount equal to 40% of the management fee paid to SCRE II by the fund managed by SCRE II.

On July 31, 2019, an indirect, wholly-owned subsidiary of the Company entered into an Administrative Services Agreement (the “Clarity Administrative Services Agreement” and collectively with the Original Administrative Services Agreement and the Amendment, the “Administrative Services Agreements”) with Clarity Real Estate III GP, Limited Partnership (“Clarity Fund GP”) and Clarity Real Estate Ventures GP, Limited Partnership (“Clarity Ventures GP” and together with Clarity Fund GP, “Clarity”), entities affiliated with principals of Second City and officers of the Company. Pursuant to the Clarity Administrative Services Agreement, the Company will provide various administrative services and support to the related entities managing the Clarity funds. The annual fees payable to the Company by Clarity will comprise of stated percentages of the management fees payable to each of Clarity Fund GP and Clarity Ventures GP, as applicable, pursuant to the governance documents of the applicable Clarity Funds, subject to certain limits and catchup provisions, as provided in the Clarity Administrative Services Agreement.

The terms of the Administrative Services Agreements and our executive officers’ employment agreements permit, under certain circumstances and subject to the oversight of the Board, our executive officers to advise or oversee new or additional funds in the future.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

Except as set forth in this section, all shares of our common stock represented by valid proxies received will be voted in accordance with the provisions of the proxy.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to Rule 14a-8, any stockholder desiring to make a proposal to be acted upon at the 2021 annual meeting of stockholders must present such proposal to the Company at its principal office in Vancouver, British Columbia not later than November 18, 2020, in order for the proposal to be considered for inclusion in the Company’s proxy statement. The Company will not consider proposals received after November 18, 2020 for inclusion in the Company’s proxy materials for the Company’s 2021 annual meeting of stockholders.

The Company’s Bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before the annual meeting by a stockholder, but not included in the Company’s proxy statement, the stockholder must give timely notice in writing not earlier than October 19, 2020 nor later than November 18, 2020, or not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced or delayed by more than 30 days, notice must be received not earlier than the 150th day prior to the date of the annual meeting and not later than the close of business on the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which the Company first publicly announces the date of the annual meeting. As to each matter, the notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the annual meeting.

The Company’s Bylaws provide that a stockholder of record, both at the time of the giving of the required notice set forth in this sentence and at the time of the 2020 annual meeting, entitled to vote at the annual meeting may nominate persons for election to the Board of Directors by mailing written notice to the Secretary of the Company not earlier than October 19, 2020 nor later than November 18, 2020, or not more than 150 days nor less than 120 days prior to the first anniversary of the date of the proxy statement for preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced or delayed by more than 30 days, notice must be received not earlier than the 150th day prior to the date of the annual meeting and not later than the close of business on the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which the Company first publicly announces the date of the annual meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and each person whom the stockholder wishes to nominate for election as a Director. The notice must be accompanied by the written consent of each proposed nominee to serve as one of the Company’s directors, if elected.

In addition to our Bylaws, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act, and the rules and regulations thereunder. Our Bylaw provisions do not affect any right of a stockholder to request inclusion of a proposal in, or our right to omit a proposal from, our Proxy Statement pursuant to Rule 14a-8 (or any successor provision).

ANNUAL REPORT ON FORM 10-K

Our 2019 Annual Report on Form 10-K was filed with the SEC on February 26, 2020. A copy of the 2019 Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, may be obtained from us, without charge, by a request in writing. We will also furnish any exhibit to the 2019 Annual Report on Form 10-K upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to CIO, at our Vancouver address stated herein, and to the attention of the Secretary. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of our common stock on February 27, 2020. Such requests should be directed to us at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8, Attention: Secretary.

The notice of annual meeting, Proxy Statement and our 2019 Annual Report are available at the following website: http://www.astproxyportal.com/ast/18940/.

By order of the Board of Directors

Anthony Maretic
Chief Financial Officer, Secretary and Treasurer

March 18, 2020

ANNUAL MEETING OF STOCKHOLDERS OF

CITY OFFICE REIT, INC.

April 30, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 30, 2020:

The notice of annual meeting, Proxy Statement

and Annual Report on Form 10-K for the year ended December 31, 2019 are available at http://www.astproxyportal.com/ast/18940/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

00003333333030400000 3	043020

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		1.	The Board of Directors recommends you vote FOR the following proposal(s):

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED, “FOR” APPROVAL OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR CITY OFFICE REIT, INC. FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020, “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE ANNUAL FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR.” THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES ALL PRIOR PROXIES.

				FOR	AGAINST	ABSTAIN
			John McLernon	☐	☐	☐
			James Farrar	☐	☐	☐
			William Flatt	☐	☐	☐
			Sabah Mirza	☐	☐	☐
			Mark Murski	☐	☐	☐
			John Sweet	☐	☐	☐
		2.	To ratify the appointment of KPMG LLP as City Office REIT, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

		3.	The approval, on an advisory basis, of the compensation of the named executive officers for 2019.	☐	☐	☐
The Board of Directors recommends you vote “ONE YEAR” on the following proposal:
			1 YEAR	2 YEARS	3 YEARS	ABSTAIN
		4.	The approval, on an advisory basis, of the annual frequency of future advisory approvals on executive compensation of the named executive officers. ☐	☐	☐	☐
NOTE: To transact such other business as may properly be brought before the 2020 Annual Meeting and any adjournment, postponement or continuation thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered
name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

CITY OFFICE REIT, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF CITY OFFICE REIT, INC.

The undersigned hereby appoints James Farrar, Anthony Maretic and Gregory Tylee, and each of them, as and for the proxies of the undersigned, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or any of them, to vote all of the shares of common stock of City Office REIT, Inc. (“CIO”) held of record by the undersigned on February 27, 2020 at the Annual Meeting of Stockholders of CIO, to be held at 9:00 A.M., PDT, on Thursday, April 30, 2020 at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8 and at any and all adjournments, postponements or continuations thereof as set forth on the reverse side hereof. If you wish to attend the Annual Meeting and vote in person, you may contact CIO’s Investor Relations at (604) 806-3366 for directions. Each of the Proposals in this proxy is proposed by CIO. These Proposals are not related to or conditioned on the approval of other matters.

(Continued and to be signed on the reverse side)

1.1	14475